UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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NCR CORPORATION
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2014 ANNUAL MEETING
AND PROXY STATEMENT

March 10, 2014

Dear Fellow NCR Stockholder:

I am pleased to invite you to attend NCR’s 2014 Annual Meeting of Stockholders that will be held on April 23, 2014, at 9:00 a.m. Eastern Time, in the Auditorium at NCR Corporation’s office located at 3097 Satellite Boulevard, Duluth, Georgia 30096.

The accompanying notice of the Annual Meeting and proxy statement tell you more about the agenda and procedures for the meeting. They also describe how the Board of Directors operates and provide information about our director candidates, executive officer and director compensation and corporate governance matters. I look forward to sharing more information with you about NCR at the Annual Meeting.

As in prior years, we are offering to our stockholders the option to receive NCR’s proxy materials on the Internet. We believe this option, which we intend to continue to offer in future years, will be preferred by many of our stockholders, as it allows NCR to provide our stockholders the information they need in an environmentally-conscious form and at a reduced cost.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I urge you to authorize your proxy as soon as possible. You may vote by proxy on the Internet or by telephone, or, if you received the proxy materials by mail, you may also vote by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Sincerely,

William R. Nuti
Chairman of the Board,
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Time:
9:00 a.m. Eastern Time

Date:
Wednesday, April 23, 2014

Place:
NCR Corporation
Auditorium
3097 Satellite Boulevard
Duluth, Georgia 30096

Purpose:

•	Elect two Class C directors identified in this proxy statement to hold office for three-year terms or until his or her respective successor is duly elected and qualified;

•	Consider and vote upon the ratification of the appointment of the Company’s independent registered public accounting firm for 2014;

•	Consider and hold an advisory vote to approve executive compensation (“say on pay”) as disclosed in these proxy materials;

•
Consider and vote upon a directors' proposal to amend the charter of the Company to eliminate the classification of the Board of Directors of the Company and provide for annual elections of all directors elected at or after the Company's 2015 Annual Meeting of Stockholders; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.
Other Important Information:

•	Registered holders of NCR common stock at the close of business on February 11, 2014 may vote at the meeting.

•	Your shares cannot be voted unless they are represented by proxy or in person by the record holder at the meeting. Even if you plan to attend the meeting, please authorize your proxy.

By order of the Board of Directors,

Jennifer M. Daniels
Senior Vice President, General Counsel
and Secretary

March 10, 2014

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on April 23, 2014
This proxy statement and NCR’s 2013 Annual Report on Form 10-K are available at www.proxyvote.com.

NCR Corporation
3097 Satellite Boulevard
Duluth, Georgia 30096

PROXY STATEMENT
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

GENERAL INFORMATION

These materials are intended to solicit proxies on behalf of the Board of Directors of NCR Corporation, a Maryland corporation (which we refer to as “NCR,” the “Company,” “we,” or “us”), for the 2014 Annual Meeting of Stockholders ("Annual Meeting"), including any adjournment or postponement thereof. The meeting will be convened at 9:00 a.m. Eastern Time on April 23, 2014, in the Auditorium at NCR’s office at 3097 Satellite Boulevard, Duluth, Georgia 30096.

Delivery of Proxy Materials

We are providing access to our proxy materials (including this proxy statement, together with a notice of meeting and the Company’s annual report) on the Internet pursuant to rules adopted by the Securities and Exchange Commission (“SEC”). Accordingly, beginning on or about March 10, 2014, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders entitled to vote at the meeting. You may also request a printed copy of the proxy materials by mail. If you do so, these materials will also include the proxy card for the Annual Meeting. To request a printed copy of the proxy materials, please contact us via the Internet (www.proxyvote.com), telephone (1-800-579-1639) or by email (sendmaterial@proxyvote.com) on or before April 9, 2014. If requesting material by email, please send a blank email with the 12-digit Control Number (located on the Notice) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

All stockholders will have the ability to access, beginning on March 10, 2014, the proxy materials on the website referred to in the Notice or to request to receive a printed copy of the proxy materials at no charge. If you request a printed copy of the proxy materials, we will mail them to you within three business days of your request, at no cost to you. The Notice includes instructions on how to access the electronic proxy materials, as well as instructions for requesting a printed copy. In addition, stockholders may permanently elect to receive future proxy materials in either electronic form by email or printed form by mail. If you make such an election, we will continue to send you the materials pursuant to your election until you notify us otherwise.

We are taking advantage of the householding rules adopted by the SEC that permit us to deliver only one Notice to stockholders who share an address, unless otherwise requested. This allows us to reduce the expense of delivering duplicate Notices to our stockholders who may have more than one stock account or who share an address with another NCR stockholder. If you have multiple NCR common stock record accounts and/or share an address with a family member who is an NCR stockholder and have received only one Notice, you may write us at 250 Greenwich Street, 35th Floor, New York, NY 10007 or call us at 1-800-225-5627 to request separate copies of the proxy materials at no cost to you. If you have received only one copy of the Notice and you do not wish to participate in the householding program or if you have received multiple copies of the Notice and you do wish to participate in the householding program, please call 1-800-542-1061 to “opt-in”, “opt-out” or revoke your consent.

Stockholders Entitled to Vote at the Meeting

If you were a registered stockholder at the close of business on the record date for the meeting, February 11, 2014, you are entitled to vote at the meeting. There were 166,703,813 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of NCR common stock you own.

Electronic Access to Proxy Materials and Annual Report

The Notice includes instructions regarding how to:

•	view proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send you all future proxy materials by email.
If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate your election. Choosing to receive your future proxy materials by email will save the Company the cost of producing and mailing these documents and reduce the impact of our Annual Meeting on the environment.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically, you do not need to return your proxy card. If you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided so it is received no later than April 22, 2014.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	voting again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the meeting; or

•
sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at 250 Greenwich Street, 35th Floor, New York, NY 10007 so it is received no later than April 22, 2014.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as your bank or broker) to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by your electronic proxy, the instructions on your proxy card or voting instructions if: (1) you are entitled to vote; (2) your proxy was properly executed or properly authorized electronically; (3) we received your proxy prior to the meeting; and (4) you did not revoke your proxy prior to or at the meeting.

Voting Shares Held in the NCR Savings Plan

If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not vote your shares in the NCR Savings Plan as instructed above, the trustee will vote unallocated shares, and any allocated shares for which voting instructions are not timely received, in the same proportion of “For” and “Against” votes as the shares for which voting instructions were timely received.

Voting Shares Held Under the NCR Direct Stock Purchase and Sale Plan

If you are a participant in the Direct Stock Purchase and Sale Plan (the “DSPP”) administered by our transfer agent, Wells Fargo Bank, N.A. for NCR, your proxy includes the NCR common stock held in your DSPP account. Wells Fargo Bank, N.A., as the DSPP administrator, is the stockholder of record of that plan and will not vote those shares unless you provide it with instructions, which you may do, by telephone, or the Internet as well as by mail.

Quorum for the Meeting; Votes Required to Approve Each Item

The presence at the meeting (in person or by proxy) of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting as of the close of business on February 11, 2014 constitutes a quorum allowing us to conduct business at the meeting. A majority of all the votes cast (in person or by proxy) is required to elect directors, to ratify the appointment of our independent registered public accounting firm and to approve the non-binding advisory vote on executive compensation, while 80% of the shares of the outstanding stock entitled to vote generally in the election of directors is required in order to approve the directors' proposal to amend the charter of the Company to eliminate the classification of the Board of Directors of the Company and provide for annual elections of all directors elected at or after the Company's 2015 Annual Meeting of Stockholders. Under Maryland law, abstentions and broker “non-votes” will not be counted as votes cast and will have no effect on the outcome of the vote for the above items. A broker “non-vote” occurs when a broker returns a properly executed proxy but does not vote on a particular proposal because the broker does not have the discretionary authority to vote on the proposal and has not received voting instructions from the beneficial owner regarding the proposal. Under the rules of the New York Stock Exchange (“NYSE”), brokers have the discretionary authority to vote on the ratification of our independent registered public accounting firm, but not for the election of our directors, the non-binding advisory vote on executive compensation, or the directors' proposal to amend the charter of the Company to eliminate the classified Board of Directors of the Company and provide for annual elections of all directors elected at or after the Company's 2015 Annual Meeting of Stockholders.

Annual Meeting Admission

You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR’s Corporate Secretary, by mail, the meeting reservation request form provided on the Internet, or, if you received the proxy materials by mail, the form provided on page 70 of this proxy statement. If you are not a registered stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

Annual Meeting Voting Results

We will include the results of the votes taken at the meeting in a current report on Form 8-K filed with the SEC within four business days following the meeting.

The Board’s Recommendations

If you authorize your proxy electronically or send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as unanimously recommended by the Board of Directors:

•	FOR the election of each of the two Class C director nominees;

•	FOR ratification of the appointment of the Company’s independent registered public accounting firm for 2014;

•	FOR the approval, on an advisory basis, of executive compensation as disclosed in these proxy materials; and

•
FOR the directors' proposal to amend the charter of the Company to eliminate the classification of the Board of Directors of the Company and provide for annual elections of all directors elected at or after the Company's 2015 Annual Meeting of Stockholders.

STOCK OWNERSHIP
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Ownership by Officers and Directors

The following table reflects the NCR common stock beneficially owned, as determined under the applicable SEC rules, as of February 11, 2014 (the “Table Date”) by (i) each current or former executive officer named in the Summary Compensation Table below on page 39 (the “Named Executive Officers” or “NEOs”), (ii) each non-employee director and nominee and (iii) all current directors and executive officers as a group. Except to the extent indicated in the footnotes below, to NCR’s knowledge, each person named in the table below has sole voting and investment power over the shares reported. As of the Table Date, 166,703,813 shares of the Company’s common stock were issued and outstanding.

	Total Shares Beneficially Owned(1)(2)	Percent	Number of Shares Subject to Options Exercisable Within 60 Days of February 10, 2014	Number of RSUs That Vest Within 60 Days of February 10, 2014 (3)

Non-Employee Directors
Edward ("Pete") Boykin, Independent Lead Director	184,757	*	76,143
Richard Clemmer, Director	119,626	*	61,167
Gary Daichendt, Director	122,669	*	68,143
Robert DeRodes, Director	112,596	*	61,167
Kurt Kuehn, Director	22,492	*	10,039
Linda Fayne Levinson, Director	165,598	*	84,143
Deanna Oppenheimer, Director	17,464	*	6,849
Named Executive Officers
William R. Nuti, Director and Officer	424,773	*	63,552	304,878
Robert P. Fishman, Officer	47,529	*	4,622	42,874
John G. Bruno, Officer	144,799	*	16,177	128,622
Peter A. Dorsman, Officer	120,972	*	8,378	57,166
Jennifer M. Daniels, Officer	53,456	*	16,299	37,157
Current Directors, Named Executive Officers and remaining Executive Officers as a Group (13 persons)	1,698,469	1%	570,403	607,854
______________
*  Less than one percent.

(1)  The number of shares beneficially owned by each person as of the Table Date includes shares of common stock that such person had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options and vesting and payment of restricted stock units. This does not include restricted stock units granted as of the Table Date that vest more than 60 days after the Table Date which, in the case of our NEOs is as follows: Mr. Nuti 394,804, ; Mr. Fishman 52,019; Mr. Bruno 70,529; Mr. Dorsman 74,260; and Ms. Daniels 37,615.
(2)  Some of NCR’s executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number. This column also includes 85,614 shares granted to Mr. Boykin; 58,459 shares granted to Mr. Clemmer; 20,744 shares granted to Mr. DeRodes; 10,573 shares granted to Mr. Kuehn; 6,057 shares granted to Ms. Levinson; and 4,930 shares granted to Ms. Oppenheimer.
(3)  This column reflects those shares the officers and directors have the right to acquire through restricted stock vesting on or within 60 days after the Table Date, ignoring the withholding of shares of common stock to cover applicable taxes. These shares are also included in the Total Shares Beneficially Owned column.

Other Beneficial Owners of NCR Stock

To the Company’s knowledge, and as reported as of February 14, 2014 (except as otherwise specified), the following stockholders beneficially own more than 5% of the Company’s outstanding stock.

Name and Address of Beneficial Owner	Total Number of Shares	Percent of Class
FMR LLC (1) 245 Summer Street Boston, MA 02210	23,129,593	13.90%
BlackRock Inc.(2) 40 East 52nd Street New York, New York 10022	11,854,750	7.10%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, PA 19355	9,230,897	5.54%

(1)  Information is based on a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC (“FMR”) and Edward C. Johnson 3rd (“Johnson”) reporting beneficial ownership of the Company’s stock as of December 31, 2013, on behalf of FMR's direct and indirect subsidiaries including Fidelity Management & Research Company, Strategic Advisers, Inc., Fidelity SelectCo, LLC, Pyramis Global Advisors, LLC, and Pyramis Global Advisors Trust Company. In this filing, FMR reported sole voting power with respect to 2,953,609 of such shares, and sole dispositive power with respect to all 23,129,593 of such shares. Johnson reported sole dispositive power with respect to all 23,129,593 of such shares as members of the Johnson Family and Johnson, as Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR (which represent 49% of the voting power of FMR) and have entered into a shareholders' voting agreement with respect to such Series B voting common shares.

(2)  Information is based on a Schedule 13G/A filed with the SEC on January 30, 2014 by BlackRock, Inc. (“BlackRock”), reporting beneficial ownership of 11,854,750 shares of the Company’s stock as of December 31, 2013, as a parent holding company or control person for its subsidiaries, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management North Asia Limited, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC and BlackRock Life Limited. In this filing, BlackRock reported sole voting power with respect to 10,697,916 of such shares, and sole dispositive power with respect to all 11,854,750 of such shares.

(3)  Information is based on a Schedule 13G/A filed with the SEC on February 11, 2014 by The Vanguard Group (“Vanguard Group”), reporting beneficial ownership of 9,230,897 shares of the Company’s stock as of December 31, 2013. In this filing, Vanguard Group reported sole dispositive power with respect to 9,137,615 of such shares, sole voting power with respect to 104,149 of such shares, and shared dispositive power with respect to 93,282 of such shares. Vanguard Group also reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. may be deemed to have beneficial ownership of 93,282 of such shares as investment manager of certain collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., may be deemed to have beneficial ownership of 10,867 of such shares as a result of serving as investment manager of certain Australian investment offerings.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

The Board of Directors of NCR (the “Board”) is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successor is elected and qualifies. One of the three classes is elected each year to succeed the directors whose terms are expiring. The current terms for the directors in Classes A, B and C of the Board expire at the annual meetings of stockholders in 2015, 2016, and 2014, respectively.

Subject to approval of Item 4, commencing with NCR's 2015 Annual Meeting of Stockholders, NCR's Board of Directors will be declassified and all directors will be elected annually for one-year terms, except that directors elected prior to NCR's 2015 Annual Meeting of Stockholders (including those directors elected under this Item 1) will continue to serve the balance of their existing three-year terms. If Item 4 is not approved, NCR's Board of Directors will remain classified and directors will continue to be elected for staggered three-year terms.

Proxies solicited by the Board will be voted for the election of each of the nominees, unless you withhold your vote on your proxy. The Board has no reason to believe that any of these nominees will be unable to serve. However, if one of them should become unavailable prior to the Annual Meeting, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The name, age, principal occupation, other business affiliations and certain other information regarding each nominee for election as a director and each director whose term of office continues is set forth below. The age reported of each director is as of the filing date of this proxy statement.

The Board of Directors recommends that you vote FOR each of the following nominees for election as a director.
Proxies received by the Board will be voted FOR all nominees unless they specify otherwise.

Class C—Current Term Expiring in 2014 and new term expiring in 2017:

Mr. Clemmer and Mr. Kuehn are Class C directors whose current term expires at the 2014 annual meeting.

Richard L. Clemmer, 62, is President and Chief Executive Officer of NXP B.V., a semiconductor company, a position he has held since January 1, 2009. Prior to that, he was a senior advisor to Kohlberg Kravis Roberts & Co., a private equity firm, a position he held from May 2007 to December 2008. He previously served as President and Chief Executive Officer of Agere Systems Inc., an integrated circuits components company that was acquired in 2007 by LSI Logic Corporation, from October 2005 to April 2007. Mr. Clemmer became a director of NCR on April 23, 2008. During the past 5 years, Mr. Clemmer was a director of i2 Technologies, Inc. and Trident Microsystems Inc. In determining if Mr. Clemmer should continue serving as a director of the Company, the Committee on Directors and Governance considered his experience in his position at NXP B.V. and his former positions with Kohlberg Kravis Roberts & Co. and Agere Systems Inc. Mr. Clemmer’s demonstrated management experience, independence, and financial literacy were also attributes that led the Committee on Directors and Governance to conclude that his skills would meet the needs of the Board of Directors.

Kurt P. Kuehn, 59, is Chief Financial Officer at United Parcel Service, Inc. (“UPS”), a global leader in logistics, a position he has held since 2008. Prior to his appointment as CFO, Mr. Kuehn was Senior Vice President Worldwide Sales and Marketing, leading the transformation of the sales organization to improve the global customer experience. Mr. Kuehn was UPS’s first Vice President of Investor Relations, taking the company public in 1999 in one of the largest IPOs in U.S. history. Since he joined UPS as a driver in 1977, Mr. Kuehn’s UPS career has included leadership roles in sales and marketing, engineering, operations and strategic cost planning. Mr. Kuehn became a director of NCR on May 23, 2012. In recommending Mr. Kuehn as a nominee for election as a director of the Company, the Committee on Directors and Governance considered his current role as CFO at UPS, his previous experience at UPS as Senior Vice President Worldwide Sales and Marketing and Vice President of Investor Relations, and the responsibilities associated with these positions. Mr. Kuehn’s demonstrated management experience, independence, and financial literacy were also attributes and skills that led the Committee on Directors and Governance to conclude that his abilities would meet the needs of the Board of Directors.

Directors Whose Terms of Office Continue

Class A—Current Term Expiring in 2015:

William R. Nuti, 50, is NCR’s Chairman of the Board, Chief Executive Officer and President. Mr. Nuti became Chairman of the Board on October 1, 2007. Before joining NCR in August 2005, Mr. Nuti served as President and Chief Executive Officer of Symbol Technologies, Inc., an information technology company. Prior to that, he was Chief Operating Officer of Symbol Technologies. Mr. Nuti joined Symbol Technologies in 2002 following a 10 plus year career at Cisco Systems, Inc. where he advanced to the dual role of Senior Vice President of the company’s Worldwide Service Provider Operations and U.S. Theater Operations. Prior to his Cisco experience, Mr. Nuti held sales and management positions at International Business Machines Corporation, Netrix Corporation and Network Equipment Technologies. Mr. Nuti is also a director of United Continental Holdings, Inc. and is a member of its Audit Committee and previously served as a director of Sprint Nextel Corporation. Mr. Nuti is also a member of the Georgia Institute of Technology advisory board and a trustee of Long Island University. Mr. Nuti became a director of NCR on August 7, 2005. In determining if Mr. Nuti should continue serving as a director of the Company, the Committee on Directors and Governance considered his current role as Chief Executive Officer and President of the Company, his experience as a director of other public companies, his previous experience as President and Chief Executive Officer of Symbol Technologies, his previous experience as Senior Vice President at Cisco Systems, and the responsibilities associated with these positions. Mr. Nuti’s demonstrated management and leadership experience and global sales and operations experience, were also skills and attributes that led the Committee on Directors and Governance to conclude that his abilities would meet the needs of the Board of Directors.

Gary J. Daichendt, 62, has been principally occupied as a private investor since June 2005 and has been a managing member of Theory R Properties LLC, a commercial real estate firm, since October 2002. He served as President and Chief Operating Officer of Nortel Networks Corporation, a global supplier of communication equipment, from March 2005 to June 2005. Prior to that and until his retirement in December 2000, Mr. Daichendt served as Executive Vice President, Worldwide Operations for Cisco Systems, Inc. Mr. Daichendt became a director of NCR on April 26, 2006 and also serves on the Boards of Directors of ShoreTel Inc., where he serves on the Governance and Compensation Committees and Emulex Corporation, where he is a member of its Audit Committee. In determining if Mr. Daichendt should continue serving as a director of the Company, the Committee on Directors and Governance considered his previous experience as President and Chief Operating Officer of Nortel Networks Corporation, his previous experience as Executive Vice President, Worldwide Operations, for Cisco Systems, and the responsibilities associated with these positions. Mr. Daichendt’s demonstrated management experience, financial literacy and independence were also attributes and skills that led the Committee on Directors and Governance to conclude that his abilities would meet the needs of the Board of Directors.

Robert P. DeRodes, 63, is the founder of DeRodes Enterprises, LLC, a Georgia-based corporation that primarily provides information technology and business operations consulting, as well as management advisory services. Prior to starting this company, Mr. DeRodes served as Executive Vice President, Global Operations & Technology of First Data Corporation, an electronic commerce and payments company, from October 2008 to July 2010. Prior to First Data Corporation, Mr. DeRodes served as Executive Vice President and Chief Information Officer of The Home Depot, Inc., a home improvement retailer, from February 2002 to October 2008 and as President and Chief Executive Officer of Delta Technology, Inc. and Chief Information Officer of Delta Air Lines, Inc., from September 1999 until February 2002. Prior to Delta, Mr. DeRodes held various executive positions in the financial services industry with Citibank (1995-1999) and with USSA (1983-1993). Mr. DeRodes became a director of NCR on April 23, 2008. In determining if Mr. DeRodes should continue serving as a director of the Company, the Committee on Directors and Governance considered the scope of his previous experience and the responsibilities associated with the aforementioned positions. Mr. DeRodes’ demonstrated management experience, information technology experience, understanding of the financial services, retail and transportation industries, and independence led the Committee on Directors and Governance to conclude that his abilities would meet the needs of the Board of Directors.

Class B—Current Term Expiring 2016:

Edward “Pete” Boykin, 75, was Chair of the Board of Directors of Capital TEN Acquisition Corp., a special purpose acquisition company, from October 2007 to May 2008. He served as President and Chief Operating Officer of Computer Sciences Corporation (“CSC”), an information technology services company he joined in 1966, from July 2001 to June 2003. Mr. Boykin is also a director of Teradata Corporation and is also Chairman of the Board of Directors of Engility Holdings, Inc. which he joined in July 2012. Mr. Boykin became a director of NCR on June 5, 2002 and was appointed Independent Lead Director effective July 25, 2013. In recommending Mr. Boykin as a nominee for election as a director of the Company, the Committee on Directors and Governance considered Mr. Boykin’s independence and his previous experience at CSC, a multi-billion dollar international company with complex accounting issues, including among other things, his extensive experience evaluating financial statements in his former position as CSC’s President and Chief Operating Officer, his past experience managing major acquisitions at CSC and his former role on CSC’s disclosure committee. In addition to these attributes, the Committee on Directors and Governance considered Mr. Boykin’s financial literacy and independence in concluding that his abilities would meet the needs of the Board of Directors.

Linda Fayne Levinson, 72, was Chair of the Board of Directors of Connexus Corporation (formerly VendareNetblue), an online marketing company, from July 2006 until May 2010 when it was merged into Epic Advertising. Ms. Levinson was a Partner at GRP Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. Prior to that, she was a Partner in Wings Partners, a private equity firm, an executive at American Express running its leisure travel and tour business, and a Partner at McKinsey & Company. Ms. Levinson was a director of DemandTec, Inc. from June 2005 until February 2012 when it was acquired by International Business Machines Corporation. Ms. Levinson is currently a director of Jacobs Engineering Group Inc., Ingram Micro Inc., The Western Union Company and Hertz Global Holdings, Inc. Ms. Levinson became a director of NCR on January 1, 1997 and was appointed the Independent Lead Director of the NCR Board of Directors on October 1, 2007 and continued to serve in that role through July 24, 2013. In recommending Ms. Levinson as a nominee for election as a director of the Company, the Committee on Directors and Governance considered her long experience as a public company director and a committee chair, starting in 1991, as well as her general management experience at American Express, her strategic experience at McKinsey & Company and her investment experience at GRP Partners and Wings Partners. Ms. Levinson’s extensive management and leadership experience, her broad industry knowledge, independence, in-depth knowledge of corporate governance issues and diversity of perspective were also skills and attributes that led the Committee on Directors and Governance to conclude that her abilities would meet the needs of the Board of Directors.

Deanna W. Oppenheimer, 55, is Chief Executive Officer of CameoWorks, LLC, a global retail and financial services advisory firm, which she formed in 2005. Prior to rejoining CameoWorks in 2011, she served in a number of roles at Barclays, PLC, from 2005 to 2011, as Chief Executive of U.K. and Business Banking and Vice Chair of Global Retail and Business Banking. From 1985 to 2005, Ms. Oppenheimer served in a number of positions at Washington Mutual, Inc., with her last role as President of Consumer Banking, where she helped to transform the lender from a regional to national player. Ms. Oppenheimer is currently a director of Tesco, PLC and Tesco Bank. Ms. Oppenheimer became a director of NCR on August 1, 2012. In recommending Ms. Oppenheimer as a nominee for election as a director of the Company, the Committee on Directors and Governance considered her current role as CEO at CameoWorks and her previous experience at Barclays, PLC, as Chief Executive of U.K. and Business Banking and Vice Chair of Global Retail and Business Banking, her previous experience as President of Consumer Banking at Washington Mutual, Inc., and the responsibilities associated with these positions. Ms. Oppenheimer’s demonstrated management experience, independence, and financial literacy were also attributes that led the Committee on Directors and Governance to conclude that her skills would meet the needs of the Board of Directors.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company’s business by participating in Board and committee meetings (including regular executive sessions of the Board), by reviewing materials provided to them prior to meetings and otherwise, and through discussions with the Chief Executive Officer and other members of management and staff.

Corporate Governance

NCR’s Board of Directors is elected by the stockholders to govern the affairs of the Company. The Board selects the senior management team, which is charged with conducting the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. The Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues, including, among other things, director independence, committee membership and structure, meetings and executive sessions, and director selection, training and retirement. The Corporate Governance Guidelines, as well as the Board’s committee charters, are found under “Corporate Governance” on the “About NCR” page of NCR’s website at http://www.ncr.com/about-ncr/corporate-governance. You also may obtain a written copy of the Corporate Governance Guidelines, or any of the Board’s committee charters, by writing to NCR’s Corporate Secretary at the address listed on page 14 of this proxy statement.

The Corporate Governance Guidelines reflect, among other things, the belief and policy of the Board of Directors that a substantial majority of its members should be independent, and the Board has established standards to assist it in determining director independence. These standards, which meet, and in some cases exceed, the independence guidelines for directors under the NYSE listing standards, are set forth below and are included as Exhibit B to the Corporate Governance Guidelines.

Under the standards of independence set forth in the Corporate Governance Guidelines, a Board member may not be independent unless the Board affirmatively determines that the Board member has no material relationship with the Company (whether directly or indirectly), taking into account the following factors, in addition to those other factors it may deem relevant:

•	has not been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years;

•
has not been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates for at least five years after the end of such affiliation or auditing relationship;

•
has not for the past five years been a paid advisor, service provider or consultant to the Company or any of its affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•
does not, directly or indirectly, have a material relationship (such as being an executive officer, director, partner, employee or significant stockholder) with a company that has made payments to or received payments from the Company that exceed, in any of the previous three fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•
is not an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	has not been employed by another corporation that has (or had) an executive officer of the Company on its board of directors during the past five years;

•
has not received compensation, consulting, advisory or other fees from the Company, other than Director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service for the past five years; and

•
is not and has not been for the past five years, a member of the immediate family of (i) an officer of the Company; (ii) an individual who receives or has received during any twelve-month period more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service; (iii) an individual who, with respect to the Company’s independent auditors or their affiliates, is a current partner or a current employee personally working on the Company’s audit or was a partner or employee and personally worked on the Company’s audit; (iv) an individual who is an executive officer of another corporation that has (or had) an executive officer of the Company on its board of directors; (v) an executive officer of a company that has made payment to, or received payments from, the Company in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (vi) any Director who is not considered an independent director.
Consistent with the Corporate Governance Guidelines, on an annual basis the Board, with input from the Committee on Directors and Governance, determines whether each non-employee Board member is considered independent. In doing so, the Board takes into account the factors listed above, and such other factors as it may deem relevant.

NCR’s Board of Directors has determined that all of the Company’s non-employee directors and nominees, namely Edward ("Pete") Boykin, Richard L. Clemmer, Gary J. Daichendt, Robert P. DeRodes, Kurt P. Kuehn, Linda Fayne Levinson and Deanna W. Oppenheimer are independent in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Board Leadership Structure and Risk Oversight

As set out in the Corporate Governance Guidelines, the Board of Directors does not have a guideline on whether the Chairman and Chief Executive Officer roles should be combined, or whether the role of Chairman should be held by a non-employee director. Instead our Board has the flexibility to select a Chairman as it deems best for the Company from time to time. Under the Corporate Governance Guidelines, if the positions of Chairman and Chief Executive Officer are held by the same person, the Board will select a Lead Director from its independent directors. Additionally, the Board has set out the roles of Chairman and Chief Executive Officer and the Independent Lead Director in Exhibit C to the Corporate Governance Guidelines.

Currently the Company’s Board of Directors has an integrated leadership structure in which William R. Nuti serves in the combined roles of Chairman and Chief Executive Officer, and Edward ("Pete") Boykin serves as the Board’s Independent Lead Director. The Board believes that this structure promotes greater efficiency through more direct communication of critical information between the Company and the Board. In addition, the Chief Executive Officer’s extensive knowledge of the Company uniquely qualifies him, in close consultation with the Independent Lead Director, to lead the Board in discussing strategic matters and assessing risks, and focuses the Board on the issues that are most material to the Company. Combining the roles of Chairman and Chief Executive Officer also has allowed the Company to more effectively develop and communicate a unified vision and strategy to the Company’s stockholders, employees and customers.

Consistent with the Corporate Governance Guidelines, the Independent Lead Director has broad authority, as follows. The Independent Lead Director: presides at the executive sessions of the non-employee directors and at all Board meetings at which the Chairman is not present; serves as liaison between the Chairman and the independent directors; frequently communicates with the Chief Executive Officer; is authorized to call meetings of the independent directors; obtains Board member and management input and, with the Chief Executive Officer, sets the agenda for the Board; approves meeting schedules to assure there is sufficient time for discussion of all agenda items; works with the Chief Executive Officer to ensure that Board members receive the right information on a timely basis; stays current on major risks and focuses the Board members on such risks; molds a cohesive Board to support success of the Chief Executive Officer; works with the Committee on Directors and Governance to evaluate Board and committee performance; facilitates communications among directors; assists in recruiting and retention of new Board members (with the Committee on Directors and Governance and the Chief Executive Officer); in conjunction with the Chairman and Committee on Directors and Governance, ensures that committee structure and committee assignments are appropriate and effective; works with the Committee on Directors and Governance to ensure outstanding governance processes; leads discussions regarding Chief Executive Officer performance, personal development and compensation; and, if requested by major stockholders of the Company, is available for consultation and direct communication with such stockholders. Additionally, the leadership and oversight of the Board’s other independent directors continues to be strong, and further structural balance is provided by the Company’s well-established corporate governance policies and practices, including its Corporate Governance Guidelines. Independent directors account for seven out of eight of the Board’s members, and make up all of the members of the Board’s Compensation and Human Resource Committee, Audit Committee and Committee on Directors and Governance. Additionally, among other things, the Board’s non-employee directors meet regularly in executive session with only the non-employee directors present.

The Board has had over six years of successful experience with this leadership structure – in which the roles of Chairman and Chief Executive Officer are combined and an Independent Lead Director is selected – and, taking into account these factors, has determined that this leadership structure is most appropriate and effective for the Company at this time.

The Board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. The Audit Committee of the Board is responsible for overseeing the assessment of financial risk as well as general risk management programs. In carrying out this responsibility, the Audit Committee regularly evaluates the Company’s risk identification, risk management and risk mitigation strategies and practices. The Audit Committee and the full Board receive and review reports prepared by the Company’s Enterprise Risk Management leader on an annual basis. In general, the reports identify, analyze, prioritize and provide the status of major risks to the Company. In addition, the Compensation and Human Resource Committee of the Board regularly considers potential risks related to the Company’s compensation programs as discussed below, and the Committee on Directors and Governance also considers risks within the context of its committee charter responsibilities, including legal and regulatory compliance risks. The Audit Committee, Compensation and Human Resource Committee, and Committee on Directors and Governance each report at the next meeting of the Board all significant items discussed at each committee meeting, which includes a discussion of items relating to risk oversight. Finally, in 2011, the Company instituted an Executive Risk Committee comprised of members of senior management. The chair of the Company’s Executive Risk Committee presents its findings annually to the Board. We believe the leadership structure of the Board effectively facilitates risk oversight by the Board as a result of (i) the role of the Board committees in risk identification and mitigation, (ii) the direct link between management and the Board achieved by having one leader serve as Chairman and Chief Executive Officer, and (iii) the role of our active Independent Lead Director whose duties include ensuring the Board reviews and evaluates major risks to the Company, as well as measures proposed by management to mitigate such risks. These elements work together to ensure an appropriate focus on risk oversight.

Compensation Risk Assessment

The Company has historically maintained a prudent and appropriately risk-balanced approach to its incentive compensation programs to ensure that these programs promote the long-term interests of our stockholders and do not contribute to unnecessary risk-taking, and will continue to do so. The Compensation and Human Resource Committee of the Board of Directors (the “CHRC Committee”) evaluates whether the Company’s executive and broad-based compensation programs contribute to unnecessary risk-taking to achieve above-target results and has concluded that the risks arising from these programs are not likely to be significant. The CHRC Committee directly engages its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), to assist the CHRC Committee in its evaluation. In accordance with the CHRC Committee’s direction, FWC performs a compensation risk assessment of the Company’s executive and broad-based compensation programs and makes an independent report to the CHRC Committee. The last risk assessment from FWC was completed in 2011. At that time, FWC concluded that the Company’s executive and broad-based compensation programs do not present any area of significant risk, noting that the plans are well-aligned with the CHRC Committee’s compensation design principles. In 2013 and early 2014, the Company conducted its own compensation risk assessment of the incentive compensation programs and concluded that the Company’s executive and broad-based compensation programs do not present any area of significant risk. The only significant changes to our compensation program since FWC’s 2011 risk assessment were the adoption of the Economic Profit Plan, which the Company and FWC determined did not present an area of significant risk, and the continued transition of the vesting period of our performance-based restricted stock units to 44 months from 36 months.

Committees of the Board

NCR’s Board of Directors has four standing committees: the Audit Committee, the Compensation and Human Resource Committee, the Committee on Directors and Governance, and the Executive Committee. The Board has adopted a written charter for each such committee that sets forth the committee’s mission, composition, and responsibilities. Each charter can be found under “Corporate Governance” on the “About NCR” page of NCR’s website at http://www.ncr.com/about-ncr/corporate-governance.

The Board of Directors met eight times last year. During 2013, each incumbent member of the Board attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served). In addition, while the Company has no formal policy regarding director attendance at its annual meeting of stockholders, NCR's directors are encouraged to attend the Company's annual meeting. All of the directors then in office, except for Mr. Boykin, attended the Company's 2013 Annual Meeting.

The members of each committee as of the end of fiscal 2013 and the number of meetings held in fiscal 2013 are shown below:

Name	Audit Committee		Compensation and Human Resource Committee		Committee on Directors and Governance		Executive Committee
Edward ("Pete") Boykin	X				X		X
Richard L. Clemmer	X
Gary J. Daichendt			X		X	*	X
Robert P. DeRodes			X
Kurt P. Kuehn	X	*
Linda Fayne Levinson			X	*	X		X
William R. Nuti							X	*
Deanna W. Oppenheimer	X
Number of meetings in 2013	17		7		4		0
*Chair

Audit Committee:    The Audit Committee is the principal agent of the Board of Directors in overseeing: (i) the quality and integrity of the Company’s financial statements; (ii) the assessment of financial risk and risk management programs; (iii) the independence, qualifications, engagement and performance of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal auditors; (v) the integrity and adequacy of internal controls; and (vi) the quality and adequacy of disclosures to stockholders. The Audit Committee also:

•	selects, evaluates, sets compensation for and, where appropriate, replaces the Company’s independent registered public accounting firm;

•	pre-approves all audit and non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviews and discusses with the Company’s independent registered public accounting firm its services and quality control procedures and the Company’s critical accounting policies and practices;

•	regularly reviews the scope and results of audits performed by the Company’s independent registered public accounting firm and internal auditors;

•	prepares the report required by the SEC to be included in the Company’s annual proxy statement;

•	meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, reporting and disclosure control processes;

•	reviews the Company’s periodic SEC filings and quarterly earnings releases;

•
reviews and discusses with the Company’s Chief Executive Officer and Chief Financial Officer the procedures they follow to complete their certifications in connection with NCR’s periodic filings with the SEC;

•	discusses management’s plans with respect to the Company’s major financial risk exposures;

•	reviews the Company’s compliance with legal and regulatory requirements; and

•
reviews the effectiveness of the Internal Audit function, including compliance with the Institute of Internal Auditors’ International Professional Practices Framework for Internal Auditing consisting of the Definition of Internal Auditing, Code of Ethics and the Standards.

Each member of the Audit Committee is independent and financially literate as determined by the Board under applicable SEC and NYSE standards. In addition, the Board has determined that Messrs. Boykin, Clemmer and Kuehn and Ms. Oppenheimer are each an “audit committee financial expert,” as defined under SEC regulations. The Board has also determined that each member of the Audit Committee is independent based on independence standards set forth in the Board’s Corporate Governance Guidelines, which meet, and in some cases exceed, the listing standards of the NYSE and the applicable rules of the SEC. No member of the Audit Committee may receive any compensation, consulting, advisory or other fee from the Company, other than Board compensation described below under the caption “Director Compensation,” as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on no more than two other audit committees of boards of directors of public companies, unless the Board evaluates and determines that these other commitments would not impair the member’s effective service to the Company.

Compensation and Human Resource Committee: The CHRC Committee provides general oversight of the Company’s management compensation philosophy and practices, benefit programs and strategic workforce initiatives and oversees the Company’s leadership development plans. In doing so, the CHRC Committee reviews and approves the Company’s total compensation goals, objectives and programs covering executive officers and key management employees as well as the competitiveness of NCR’s total executive officer compensation practices. The CHRC Committee also:

•	evaluates and reviews the performance levels of the Company’s executive officers and determines base salaries, equity awards, incentive awards and other compensation for such officers;

•	discusses its evaluation of, and determination of compensation to, the Chief Executive Officer at executive sessions of the Board of Directors;

•	reviews and recommends to the Board of Directors for its approval, the Company’s executive compensation plans;

•	oversees the Company’s compliance with compensation-related requirements of the SEC and NYSE rules;

•	reviews and approves employment, severance, change in control and similar agreements and arrangements for the Company’s executive officers;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans;

•	periodically assesses the risk associated with the Company’s compensation programs; and

•	oversees the Company’s plans for management succession and development.

The CHRC Committee may delegate its authority to the Company’s Chief Executive Officer to make equity awards to individuals (other than executive officers) in limited instances.

The CHRC Committee is authorized to and has directly engaged its compensation consultant, FWC, to review the Company’s long-term incentive program, the Stock Incentive Plan (which we refer to as the SIP), the Management Incentive Plan (which we refer to as the MIP), the Economic Profit Plan (which we refer to as the EPP) and other key programs related to the compensation of executive officers. As directed by the CHRC Committee, FWC: provides a competitive assessment of the Company’s executive compensation programs relative to our compensation philosophy; reviews our compensation peer group companies; provides expert advice regarding compensation matters for our executive officers, including the Chief Executive Officer; provides information about competitive market rates; assists in the design of the variable incentive plans and the establishment of performance goals; assists in the design of other compensation programs and perquisites; assists with Section 162(m) and Section 409A compliance, disclosure matters, and other technical matters; conducts a risk assessment of the Company’s compensation programs; and is readily available for consultation with the CHRC Committee and its members regarding such matters. FWC did not perform any additional work for the Company or its management in 2013. In keeping with NYSE listing standards, the CHRC Committee retained FWC after taking into consideration all factors relevant to FWC's independence from management. The CHRC Committee has reviewed the independence of FWC in light of SEC rules and NYSE listing standards regarding compensation consultants and has concluded that FWC’s work for the CHRC Committee is independent and does not raise any conflict of interest.

The Board of Directors has determined that each member of the CHRC Committee is independent based on independence standards set forth in the Board’s Corporate Governance Guidelines, and must satisfy the additional requirements, if any, specific to compensation committee membership set forth in the listing standards of the NYSE.

Committee on Directors and Governance: The Committee on Directors and Governance is responsible for reviewing the Board’s corporate governance practices and procedures, including the review and approval of each related party transaction under the Company’s Related Person Transaction Policy (unless the Committee on Directors and Governance determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors), and the Company’s ethics and compliance program, and:

•	establishes procedures for evaluating the performance of the Board and oversees such evaluation;

•	reviews and makes recommendations to the Board concerning director compensation; and

•
reviews the composition of the Board and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the Board, recommends any successors.

The Committee on Directors and Governance is authorized to engage consultants to review the Company’s director compensation program.

The Board of Directors has determined that each member of the Committee on Directors and Governance is independent based on independence standards set forth in the Board’s Corporate Governance Guidelines, which meet, and in some cases exceed, the listing standards of the NYSE and the applicable rules of the SEC.

Executive Committee: The Executive Committee has the authority to exercise all powers of the full Board of Directors, except those prohibited by applicable law, such as amending the Company’s Bylaws or approving a merger that requires stockholder approval. The Executive Committee meets between regular Board meetings if urgent action is required.

Selection of Nominees for Directors

The Committee on Directors and Governance and our other directors are responsible for recommending nominees for membership to the Board of Directors. The director selection process is described in detail in the Board’s Corporate Governance Guidelines. In determining candidates for nomination, the Committee on Directors and Governance will seek the input of the Chairman of the Board and the Chief Executive Officer, and, in the event the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Independent Lead Director, and will consider individuals recommended for Board membership by the Company’s stockholders in accordance with the Company’s Bylaws and applicable law.

The Board’s Corporate Governance Guidelines include director qualification guidelines for directors standing for re-election and new candidates for membership on the Board. All candidates are evaluated by the Committee on Directors and Governance using these qualification guidelines. In accordance with the guidelines, as part of the selection process, the Committee on Directors and Governance examines candidates’ business skills and experience (including financial literacy), independence, demonstrated leadership, personal integrity, judgment, and ability to devote the appropriate amount of time and energy to serving the best interests of stockholders. The Committee on Directors and Governance also considers those other factors it may deem relevant, including the needs of the Board and other attributes of the candidate. In addition, although there is no specific policy on considering diversity, the Board and the Committee on Directors and Governance believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, ethnicity, experience, functional background and professional experience. The Board and the Committee on Directors and Governance are committed to finding proven leaders who are qualified to serve as NCR directors and may from time to time engage outside search firms to assist in identifying and contacting qualified candidates.

Stockholders wishing to recommend individuals for consideration as directors should contact the Committee on Directors and Governance by writing to the Company’s Corporate Secretary at NCR Corporation, 250 Greenwich Street, 35th Floor, New York, NY 10007. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. Stockholders who want to nominate directors for election at NCR’s next annual meeting of stockholders must follow the procedures described in the Company’s Bylaws, which are available under “Corporate Governance” on the “About NCR” page of NCR’s website at http://www.ncr.com/about-ncr/corporate-governance. See “Procedures for Stockholder Proposals and Nominations” on page 69 of this proxy statement for further details regarding how to nominate directors.

The directors nominated by the Board of Directors for election at the 2014 Annual Meeting were recommended by the Committee on Directors and Governance for election at the 2014 Annual Meeting. All of the candidates for election are currently serving as directors of the Company and have been determined by the Board to be independent.

Communications with Directors

Stockholders or interested parties wishing to communicate directly with NCR’s Board of Directors, the Independent Lead Director or any other individual director, the Chairman of the Board, or NCR’s independent directors as a group are welcome to do so by writing to the Company's Corporate Secretary at NCR Corporation, 250 Greenwich Street, 35th Floor, New York, NY 10007. The Corporate Secretary will forward appropriate communications. Any matters reported by stockholders relating to NCR’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made by writing to this address. For more information on how to contact NCR’s Board, please see the Company’s Corporate Governance website at http://www.ncr.com/about-ncr/corporate-governance/contact-corporate-governance.

Code of Conduct

The Company has a Code of Conduct that sets the standard for ethics and compliance for all of its directors and employees. The Code of Conduct is available on the Company’s Corporate Governance website at http://www.ncr.com/about-ncr/corporate-governance/code-of-conduct. To receive a copy of the Code of Conduct, please send a written request to the Corporate Secretary at the address provided above.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company is required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended December 31, 2013. Based solely on a review of filings furnished to the Company and other information from reporting persons, the Company believes that all of these filing requirements were satisfied by its directors, officers, and 10% beneficial owners.

EXECUTIVE COMPENSATION
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

NCR continues to strengthen and improve its practice of linking the total compensation of our Named Executive Officers (the “NEOs”) to the strategic and financial success of the Company. Our compensation philosophy requires that a significant portion of total compensation for our NEOs be aligned with our performance. We accomplish this by placing a large portion of our executives’ total compensation “at risk” and by requiring our executives to stretch to meet challenging internal financial metrics annually that, if achieved, translate into shared value creation with our stockholders. Fiscal year 2013 was another year of strong results for the Company and continuing financial success for our stockholders.

2013 Financial Highlights – Another Year of Historic Growth

•  Our revenue grew 7% to $6.1 billion;

•  Our gross margin expanded 170 basis points to 28.5%;

•  Our software revenue grew 36% to $761 million, including SaaS revenue growth of 54%;

•  Our Non-Pension Operating Income ("NPOI") grew 22% to $717 million;

•  Our annualized three-year total shareholder return of 30.4% ranks third among our 2013 peer group;

•  Our year-end order backlog for 2013 grew to $1.172 billion, up from $1.137 billion in 2012, our highest year-end backlog ever;

•  Our Free Cash Flow increased 42% to $207 million;

• On December 2, 2013, we signed a definitive agreement to acquire Digital Insight Corporation for approximately $1.65 billion and successfully closed that transaction on January 10, 2014 to substantially enhance our on-line and mobile banking solutions; and

• On December 2, 2013, we acquired Alaric Systems Ltd. for approximately $84 million. Alaric is a London-based leading provider of secure transaction switching and fraud prevention software for the banking industry.

The following charts demonstrate how our 2013 performance compares with our 2012 performance and how our stock price performance compares with the stock price performance of our 2013 peer group (the members of our 2013 peer group are set forth on page 24 of this proxy statement) and other relevant major indices:

1-Year TSR
33.7%
52.2%
32.4%
34.8%
NCR
Peer Group Median
S&P 500
Russell Midcap Index

3-Year TSR
(Annualized)
30.4%
12.5%
16.2%
15.9%
NCR
Peer Group Median
S&P 500
Russell Midcap Index

Summary of 2013 Committee Actions – Another Year of Pay-for-Performance Refinement

• We received shareholder approval at our 2013 Annual Meeting (with 92% of votes cast) to increase by an additional seven million shares, the number of shares of NCR common stock available for issuance under our long-term incentive program, thereby providing us the necessary equity to continue to link pay with performance, to attract and retain key talent, and to maintain market competitiveness through the use of long-term incentives;

• We amended our Economic Profit Plan ("EPP") to exclude extraordinary contributions/payments made by the Company in connection with our pension contribution strategy and other extraordinary cash items from Cash Flow from Operations thereby aligning the long-term strategic decision-making of our executives with that of our stockholders;

• We evaluated the financial metrics used to determine 2014 awards under our 2011 Amended and Restated NCR Management Incentive Plan (“MIP”) and have included Non-Pension Operating Income and Adjusted Free Cash Flow as our Core Financial Objectives for 2014, allowing us to align management's compensation with these key internal strategic measures and to differentiate the financial metrics of the MIP from the financial metric of our long-term incentive plans; and

• While 2013 performance against our internal annual incentive plan financial metrics resulted in an earned payout of 103.3% of target, the Committee and our CEO determined that although the Company's performance resulted in another record year, some elements of internal performance did not meet management's internal stretch objectives, and the earned payout would be reduced to 45% of target before adjustment for individual performance. In addition, the Customer Success results did not meet management's internal stretch objectives, resulting in no award being made to participants for that metric.

Our Named Executive Officers

The Committee has the sole authority to make all compensation-related decisions for the Company’s NEOs. This Compensation Discussion and Analysis (“CD&A”) addresses the compensation decisions for 2013 for the NEOs identified below. For additional information regarding the compensation of the NEOs, refer to the Executive Compensation tables, which begin on page 39 of this proxy statement. For 2013, the following executive officers are our NEOs:

Name	Executive Leadership Role
William R. Nuti	Chairman of the Board, Chief Executive Officer and President
Robert P. Fishman	Senior Vice President and Chief Financial Officer
John G. Bruno	Executive Vice President, Industry & Field Operations and Corporate Development
Peter A. Dorsman	Executive Vice President, Services
Jennifer M. Daniels	Senior Vice President, General Counsel and Secretary

Executive Compensation Philosophy and Key Components

NCR’s compensation programs reward executives for achieving and exceeding the Company’s strategic business and financial goals. This is accomplished by linking our executive’s compensation to Company-wide metrics and to the operational results of those areas under the direct control of each member of our executive team. The Committee regularly evaluates our compensation programs to ensure they are consistent with the short-term and long-term goals of both the Company and our stockholders given the dynamic nature of our business and the market in which we compete for talent. In determining the compensation structure, the Committee considers:

Response to 2013 Say on Pay Vote. At the 2013 Annual Meeting, the Company’s stockholders approved the compensation program for the NEOs with 97.5% of the votes cast. This vote reflects strong stockholder confidence in the Committee’s pay for performance philosophy and the absence of pay practices that stockholders consider in conflict with their best interests. Most decisions for our NEOs’ 2013 compensation program were determined by the Committee prior to receiving the results of our say on pay vote at the 2013 Annual Meeting. However, the Committee generally continued to apply the same principles in determining the amounts and types of executive compensation for 2013 as outlined below under “2013 Compensation Program Highlights.” Following the 2013 Annual Meeting, the Committee took into account the affirmative stockholder vote on our say on pay proposal, along with input from our stockholders, when determining subsequent compensation actions in 2013 and in refining our compensation program and goal setting as part of the 2014 planning process, which the Committee first began to consider at its regularly scheduled meeting in September 2013.

Key Components of Executive Compensation. When establishing compensation levels for our NEOs, the Committee considers: (i) the executive’s role; (ii) an annual external market study conducted by FWC; and (iii) internal comparable compensation levels.

For each of our compensation programs the Committee approves the design features, performance levels, individual performance objectives, and final awards for our NEOs.

Type	Compensation Component	Primary Purpose	How Determined/Award Levels
Fixed	Base Salary	• Provides competitive fixed level of cash income • Promotes appropriate risk-taking	• Committee approves based on role, position against the external market, and internal comparable salary levels
	Long-Term Incentive Plan	• Awards in the form of Restricted Stock Units (RSUs) align executives’ pay and stockholders’ interests • Motivates executives to build multi-year, stockholder value
• Restricted Stock Awards grant mix:
   • 75% as Performance-Based RSUs
   • 25% as Time-Based RSUs
• Performance threshold of 20% return on capital must be achieved for any payout
• Performance-based award payout ranges from 0% to 125%

Performance- Based
	Annual Incentive Plan	• Aligns executives’ interests with Company-wide financial metrics • Executive-specific objectives motivate our team to achieve goals within their areas of influence
• NPOI performance threshold must be achieved for any payout
• Maximum award payout as percentage of NPOI is 1.5% for the CEO and 0.75% for other NEOs
• Award Payout Ranges:
  • Financial Metrics: 0% to 200%
  • Individual Goals: 0% to 150%
  • Customer Success: 0% or 10%

	Economic Profit Plan	• Links incentive compensation to sustainable long-term performance which drives sustainable stockholder value creation • Retention of key executives	• A predetermined percentage of economic profit is deposited into a bookkeeping account for each executive • One-third of the account balance is eligible for annual vesting/payout
Other Benefits	Health/Welfare Benefits	• Provides financial security to executives in case of illness, disability, or death	• Selection from options available to all employees depending on individual needs
	Retirement Benefits	• Provides financial security to executives during their retirement	• Selection of 401(k) contribution levels and investment elections from funds available to all employees
	Other Perquisites	• Attracts and retains executive talent • Allows executives to focus on their NCR roles	• Executive Medical Program • Financial Planning allowance • Standard relocation benefits • Limited CEO personal aircraft usage
	Claw Back Policy	• Discourages excessive risk-taking	• Committee determines if an NEO must repay any performance-based award
	Share Ownership Guidelines	• Ensures that our executives maintain an equity stake in the Company at a level sufficient to align their interests with the interests of our stockholders	• Ownership levels approved by the Committee • Annual internal review of equity value as a percentage of year-end base salary

2013 Compensation Program Highlights.   The Company’s 2013 compensation program was consistent with its philosophy and objectives of paying for performance, aligning the interests of executives with the interests of stockholders, attracting and retaining executive talent, and adopting competitive, best-practice compensation programs that are appropriate for our Company. Specific examples of actions taken by the Company in 2013 to carry out this philosophy include:

•
The Company’s performance-based LTI awards granted during February 2013 under our 2011 Amended and Restated Stock Incentive Plan (the “SIP”), will vest 100% in October 2016, depending on company performance, thus completing the transition of the total vesting period from 36 months to 44 months for performance-based LTI awards. The Company and the Committee believe that staggering the vesting/payout events of our incentive awards more evenly throughout the year enhances the retention value of our incentive programs by placing a more consistent value “at risk” throughout the year.

Incentive Award Element	Payout Timing
Time-Based Restricted Stock Unit Vesting	February/March
Annual Bonus Plan/MIP Payout	March
Economic Profit Plan Payout	August
Performance-Based Restricted Stock Unit Vesting	October

•	We established aggressive operating performance goals for 2013 awards granted under our MIP and for the performance-based LTI awards granted under our SIP.

•
Stockholders approved our 2013 Stock Incentive Plan (the "2013 SIP") in April 2013 (with 92% of votes cast), which provides seven million additional shares for the Company's executive long-term incentive program, and will allow us to continue to link pay and performance, to attract and retain key talent, and to maintain market competitiveness through the use of long-term incentives.

•
We reduced the maximum payout for performance-based LTI awards granted in 2013 under our SIP to 125% of target versus the prior 150% of target, as we believe the reduced maximum payout opportunity of 125% of target provides our other NEOs with sufficient incentive to exceed the targeted financial metrics. The Committee also modified the CEO's maximum performance-based LTI payout to 125% of target for consistency.

•
We implemented a revised severance benefits program for U.S. employees effective in April 2013 that includes our NEOs (other than the CEO), which provides reasonable and market-competitive severance benefits (when appropriate) based on specific grade/position guidelines as opposed to the tenure/service-oriented formula provided under the 2012 U.S. RIF Plan. The Company believes this approach is a best practice that provides greater alignment with competitive severance practices in markets where we compete for talent.

Best Practices.   In addition to assuring that a majority of our NEO’s compensation is “at risk”, the Company maintains policies to further strengthen the alignment of interests between our executive compensation practices and our stockholders. Some of these practices include:

•	Instituting challenging, Committee-approved performance goals, and, for our performance-based LTI awards under the SIP and EPP, a threshold financial metric (in addition to the performance goals);

•	Engaging an independent consulting firm to conduct an annual compensation study that assists the Committee in their evaluation of appropriate compensation and pay mix levels for our NEOs;

•
Implementing aggressive stock ownership guidelines for our executives and requiring that all NEO stock transactions be conducted solely through a pre-approved 10b5-1 trading plan that requires, among other things, a 60-day waiting period between the filing of the 10b5-1 trading plan and any transaction, and that a minimum trade price be established for any planned transaction at least equal to the market price of NCR stock at the time the 10b5-1 trading plan is adopted. The Company also requires that our NEOs must continue to meet their ownership guidelines following any transaction;

•	Continuing the ability of the Committee to exercise negative discretion when determining payouts under all of our variable compensation programs;

•	Continuing the EPP which rewards our executives for creating sustainable value for our business; and

•	Maintaining a strong claw back policy.

In addition, the Company maintains policies and practices that prohibit certain activities that, if allowed, would reduce the level of alignment between our executive compensation practices and our stockholders' interests. Some of these include:

•	Prohibiting the repricing of stock options without prior approval from our stockholders;

•	Prohibiting the pledging and hedging of any of the Company's equity securities; and

•
Prohibiting excise tax gross-ups for new participants eligible under the Company’s Change in Control Severance Policy and prohibiting tax gross-ups on any perquisites other than standard relocation benefits.

Pay for Performance Highlights.   The portion of “at risk” compensation for our senior executives increases directly with the executive’s role and responsibility within the Company, ensuring our senior officers are held most accountable to our stockholders. As shown below, a very significant portion (92%) of our CEO’s target total compensation pay mix is directly linked to the performance of the Company through quantitative internal performance metrics and qualitative goals that support the strategy of the organization and are approved each year by the Committee. This is generally consistent with the pay mix of CEOs in our peer group. The percentage of pay “at risk” for our other NEOs (77%) is also generally consistent with the pay mix of other NEOs in our 2013 peer group.

2013 Target Total Direct Compensation Pay Mix:

NCR CEO Target Pay Mix	Peer Group CEO Target Pay Mix

NCR Other NEOs Target Pay Mix	Peer Group Other NEOs Target Pay Mix

Performance-Based vs. Fixed Pay Mix at Target:    For our CEO and other NEOs, the ratio between performance-based pay (including performance-based equity, stock options and cash incentive compensation) and fixed pay (base salary and time-based equity) is consistent with the pay mix of other CEOs and NEOs in our peer group. We strongly believe that it is this alignment between our executives’ and stockholders’ interests that helps to drive our relative total shareholder return results presented earlier.

NCR CEO At-Risk vs. Fixed Pay	Peer Group CEO At-Risk vs. Fixed Pay

NCR Other NEOs At-Risk vs. Fixed Pay	Peer Group Other NEOs At-Risk vs. Fixed Pay

Granted vs. Realizable Compensation. Since such a significant portion of the compensation of our NEOs is performance-based and is considered to be “at risk”, we review the “granted” vs. the “realizable” compensation levels of our CEO and our other NEOs to track the alignment and effectiveness of our pay-for-performance executive compensation design. To complete this analysis, we compare the value of the targeted compensation levels at grant to the value of the realizable compensation levels each calendar year as a result of the performance of the organization in achieving its short and long-term goals and the year-end price of the Company’s stock. By way of example, the following table, which is different than our Summary Compensation Table on page 39 of this proxy statement, shows the “granted” vs. “realizable” compensation for the CEO for the previous three fiscal years:

	Compensation “Granted”(1) ($millions)				Compensation “Realizable"(2) ($millions)				CEO Compensation “Realizable” vs. "Granted"
Year	Base	Target Bonus	LTI	Total	Base	Actual Bonus	LTI	Total
2013	$1.0	$1.5	$9.3	$11.8	$1.0	$0.6	$10.9	$12.5	106%
2012	$1.0	$1.5	$7.6	$10.1	$1.0	$1.1	$11.7	$13.8	136%
2011	$1.0	$1.5	$7.9	$10.4	$1.0	$2.7	$15.6	$19.3	186%
(1)  Compensation “Granted” includes: base salary, target annual incentive, grant date fair market value of all equity awards, plus the EPP payment to be made in August of the following calendar year related to the current year's performance results.
(2)  Compensation “Realizable” for each year includes: base salary, actual bonus received, the fair market value of outstanding awards granted each year as of December 31, 2013, and the EPP payment to be made the following August related to the current year's performance results. The 2011 annual performance-based LTI award granted on February 22, 2011 is currently reflected at “maximum” (150% payout earned). The 2012 annual performance-based LTI award granted on February 28, 2012 is currently reflected at 127.8% of target (payout earned). The 2013 annual performance-based LTI award granted on February 25, 2013 is currently reflected at 100.8% of target, subject to 2014 actual results.

A comparison of our CEO’s realizable compensation to the performance of the Company is summarized below:

	CEO Compensation Realized/Earned			Company Performance
Year	Compensation "Realizable" vs. "Granted"	Bonus Payout Earned	Performance LTI Award Earned (1)	NPOICC Results ($millions)	NCR 1-Year Total Shareholder Return (TSR)(2)	NCR 1-Year TSR Percentile Rank for Peer Group(2)
2013	106%	42%	100.8%	$592	34%	25%
2012	136%	73%	127.8%	$486	55%	95%
2011	186%	179%	150.0%	$297	7%	96%
 (1)  The 2011 performance-based LTI award granted on February 22, 2011 is currently reflected at “maximum” (150% payout earned). The 2012 annual performance-based LTI award granted on February 28, 2012 is currently reflected at 127.8% of target (payout earned). The 2013 annual performance-based LTI award granted on February 25, 2013 is currently reflected at 100.8% of target, subject to 2014 actual results.
(2)  The TSR Percentile Rank measurement is from year-end to year-end.

The strong correlation between the compensation realizable by our CEO over the past three years and our performance, as measured by total shareholder return, demonstrates that our pay for performance compensation philosophy achieves the stated objective of linking our CEO’s compensation to our performance.

Role of Compensation Consultant.    The Committee considers advice and recommendations received from its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”) in making executive compensation decisions. FWC is independent of the Company’s management, reports directly to the Committee, and has no economic relationships with the Company other than its role advising the Committee. Representatives of FWC attended all but one of the Committee meetings in 2013. Our CEO is not present during discussions between the Committee and FWC regarding the CEO’s compensation and has not been provided a copy of any FWC reports on the CEO’s compensation.

Independence of the Compensation Consultant.    In 2013, the Committee considered the independence of FWC in light of SEC rules and NYSE listing standards. The Committee requested and received a letter from FWC addressing the consulting firm’s independence, including the following factors: (i) other services provided to the Company by FWC; (ii) fees paid by the Company as a percentage of FWC’s total revenue; (iii) policies or procedures maintained by FWC that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants from FWC involved in the engagement and a member of the Committee; (v) any Company stock owned by the individual consultants of FWC involved in the engagement; and (vi) any business or personal relationships between our executive officers and FWC or the individual consultants involved in the engagement. The Committee concluded that FWC’s work for the Committee is independent and does not raise a conflict of interest.

Role of Company Executives.    The Committee also considers recommendations from our CEO and our Senior Vice President, Corporate Services & Chief Human Resources Officer when designing our executive compensation programs, establishing goals for annual and LTI awards, and making executive compensation decisions for executives other than our CEO. Our CEO attends each Committee meeting and participates in the general discussion at those meetings. However, neither the CEO nor any member of management provides any recommendations, nor do they participate in any discussions with the Committee, with respect to the CEO’s compensation.

External Analysis—Peer Group Analysis and Market Surveys.    We use several methods to examine the various elements of our executive compensation program to determine the competitive market and to understand current compensation practices. In general, the Committee considers the median of the peer group data described below when establishing base salary, annual incentive, and long-term incentive opportunities. The Committee retains the flexibility to make adjustments in order to respond to market conditions, promotions, individual performance and internal equity. The Committee also reviews broad-based survey data prepared by FWC and also considers key business decisions that can impact compensation.

Compensation Peer Group.    FWC annually develops and presents a recommended peer group that is approved by the Committee. This independent analysis typically includes an examination of the cash and equity elements of compensation for the five most highly compensated executives in each peer company and a comparison of the Company’s similarly ranked NEOs to the 25th, 50th and 75th percentiles of the peer group. The analysis also includes comprehensive modeling of long-term incentive costs and resulting levels of stockholder value transfer and dilution, which the Committee considers when developing the aggregate annual budget for equity compensation awards.

The unique combination of industries represented by our core business creates challenges in identifying comparable companies for executive compensation analysis. We select our peer group by examining other companies in terms of industry, size, and recruiting in our GICS (Global Industry Classification Standard) industry group that are of reasonably similar size based on annual revenue, market capitalization, operating income, and number of employees. In addition, we look at variances to these metrics based on unique circumstances (for example, the impact of pension income and/or expense). We also consider other companies outside our GICS industry group with which we compete for talent.

We review our peer group at least once per year to ensure it continues to reflect the parameters originally outlined. The compensation peer group analyzed in setting 2013 executive compensation consisted of the companies listed below which represents the same peer group that was used to establish compensation recommendations for 2012.

NCR’s Compensation Peer Group for 2013
Agilent Technologies, Inc.	Diebold, Inc.	DST Systems, Inc.	Fidelity National Information Services
Fiserv, Inc.	Harris Corp.	Juniper Networks, Inc.	Lexmark International, Inc.
Logitech International SA	NetApp, Inc.	Pitney Bowes, Inc.	SAIC
SanDisk Corp.	Seagate Technology	Symantec Corp.	Western Digital Corp.

For 2014, the Committee approved the same peer group listed above with the following changes: (i) DST Systems, Lexmark International, and Logitech International were removed from the peer group because they are significantly smaller than NCR in each of the financial metrics considered, which are revenue, operating income, market capitalization, and enterprise value; (ii) SAIC was removed because of its high concentration in government services and its split in September 2013 into two new publicly traded companies; (iii) Adobe Systems Inc., CA Technologies Inc., Intuit Inc., and Salesforce.com Inc. were added to the 2014 peer group as they are software/services companies and therefore better align to the Company's business. The Company will therefore continue to have sixteen external peer group companies for 2014.

Market Surveys.    FWC prepared a comprehensive analysis and assessment of the competitive position of the compensation pay mix and pay levels for our executives relative to the marketplace using a combination of proxy data from our peer group and general market data provided to FWC by the Company. Market survey data includes surveys concentrated on companies in both general and high-tech industries, which encompass the Company’s competitors and non-competitors. The broad-based surveys are global in nature which enables us to obtain salary structure market data in numerous countries under a consistent methodology to understand market trends and practices. The surveys utilized were:

•Towers Watson Compensation Data Base (CDB) – High-Tech Executive Database;
•Towers Watson Compensation Data Base (CDB) – General Industry Executive Database;
•Hewitt Total Compensation Management – Executive Survey; and
•Radford – Global Technology Survey.

The surveys covered participating companies with a revenue range of $3 billion to either $7 or $10 billion, depending on the survey. The Committee considers market median levels when setting compensation levels, but retains the flexibility to set compensation above or below the median based on individual considerations. FWC considers the following market survey positions when evaluating the compensation levels of our NEOs:

Name	2013 Compensation Benchmark and Weighting
	Peer Group Proxy Data	General Survey Data
William R. Nuti	Chief Executive Officer (100%)	Not Applicable
Robert P. Fishman	Chief Financial Officer (75%)	Chief Financial Officer (25%)
John G. Bruno	2nd Highest Paid (50%)	Chief Operating Officer (50%)
Peter A. Dorsman	Division Head and 3rd Highest Paid (50%)	Sector Head (50%)
Jennifer M. Daniels	General Counsel and 5th Highest Paid (25%)	Top Legal Executive (75%)

Internal Analysis—Tally Sheets and Internal Equity.    In addition to reviewing the market data described above, the Committee also reviews various internal analyses described below.

Tally Sheets.    At each regular Committee meeting considering compensation changes, the Committee reviews comprehensive tally sheets that show the total compensation opportunity provided to each executive. The tally sheets allow the Committee to review the degree to which historic, current, and projected compensation, including unvested equity awards, support the Company’s pay-for-performance philosophy and retention objectives. The Committee uses the data in the tally sheets to assess actual and projected wealth accumulation levels. The tally sheets are also used to compare year-over-year compensation as part of the process of establishing competitive compensation levels for the following year.

Internal Equity.    In addition to tally sheets, management prepares an overview of each executive’s base salary, annual incentive targets, and long-term incentive targets in comparison to internal peers. To maintain a fair balance throughout the executive level of the organization, we strive to ensure a level of consistency in compensation with differences based on the degree of judgment and strategic nature of the role of the executive, as well as each executive’s individual performance, as measured both objectively and subjectively. For 2013, the total target direct compensation (base salary, target annual bonus award, and target long-term incentive award excluding the EPP) of our CEO was 3.9 times the total target direct compensation of the next highest-paid NEO. The Committee considers this an appropriate ratio, taking into account our CEO’s overall leadership responsibility, the competitive market rate of compensation for CEO talent, the strategic nature of the CEO position as the senior executive leading the organization, the extent and scope of his responsibilities, his performance, and his additional role as Chairman of the Board of Directors.

Details on 2013 Executive Compensation

Annual Base Salary.   We attempt to set base salaries at a level competitive with our peer group. By doing so, we are able to attract and retain top quality executive talent and ensure that our overall fixed costs are kept at a reasonable level. The Committee reviewed and approved the following base salary actions during 2013:

Summary of 2013 Base Salary Actions and Rationale
Name	Base Salary on January 1, 2013	Base Salary Increase %	Effective Date of Most Recent Base Salary Action	Base Salary on December 31, 2013	Rationale for Base Salary Action
William R. Nuti	$1,000,000		August 8, 2005	$1,000,000	No change - Competitive
Robert P. Fishman	$500,000	+5.0%	April 1, 2013	$525,000	Competitive Position and Individual Performance
John G. Bruno	$750,000	(26.7%)	April 1, 2013	$550,000	Competitive Position aligned to role change and Individual Performance
Peter A. Dorsman	$550,000		November 1, 2011	$550,000	No change - Competitive
Jennifer M. Daniels	$500,000		April 19, 2010	$500,000	No change - Competitive

Robert Fishman’s Base Salary Action.   The increase to Mr. Fishman’s base salary in 2013 is part of an adjustment to align Mr. Fishman’s pay to the market and was taken to improve the competitive position of his total target compensation based on his individual performance.

John Bruno's Base Salary Action.   The decrease to Mr. Bruno's base salary in 2013 is an adjustment to align Mr. Bruno's pay to the market and was taken to improve the alignment of the competitive position of his total target compensation and his role and responsibilities that changed within the Company during the year and also to reflect individual performance.

Annual Incentive Plan

Management Incentive Plan (MIP) and Customer Success Bonus Description.    The total annual bonus opportunity for our NEOs is comprised of two components: the MIP (which is based on a core financial objective that is multiplied by an individual performance modifier) and the Customer Success bonus. Awards are determined in the following manner:

Total Annual Bonus Opportunity
Management Incentive Plan (MIP)						Customer Success Bonus
Target Bonus %	x	“Core Financial Objective”	x	Individual Performance Modifier	+	Payout Linked to Company’s Overall Customer Success Survey Results	=	Total Annual Bonus Opportunity
		(Range: 0% - 200%)		(Range: 0% - 150%)		(Range: 0% or 10%)

At the beginning of the performance year, the Committee establishes a total target bonus for each NEO as a percentage of their base salary. This total target bonus is comprised of two components: (i) a MIP target bonus that is comprised of a target that is then multiplied by a Company-wide financial performance goal factor (the “Core Financial Objective”) and a modifier based on the applicable NEO’s individual performance goals ("MBOs"); and (ii) a Customer Success target bonus.

2013 Management Incentive Plan Threshold and Cap.    Before any MIP award was payable for 2013, the Company had to achieve a threshold NPOI of $670 million. This performance level is 22% greater than the 2012 threshold NPOI of $550 million and 14% greater than the Company’s actual 2012 NPOI of $589 million. Establishing a challenging performance threshold for MIP eligibility demonstrates that our NEOs were required to achieve significant annualized NPOI growth in order to receive any payout for the MIP portion of their annual bonus. The annual bonus produced by the application of the formula described above is also subject to an absolute limit based on the Company’s performance. The maximum annual bonus payout opportunity for the CEO is 1.5% of NPOI. Our other NEOs have a maximum annual bonus payout opportunity of 0.75% of NPOI.

Core Financial Objective.    As discussed below under “2013 Core Financial Objective Calculations”, the Committee established the Core Financial Objective for 2013 based on Non-Pension Operating Income minus Capital Charge ("NPOICC"). Through the use of NPOICC, the Committee and Company management are able to assess the Company's performance through the use of various financial metrics that, when taken together as a whole, forces decision making that drives our intended behavior to produce results aligned to achieving our long-term strategic objectives. Since NPOICC requires both revenue growth and efficient use of capital in order to achieve annual performance goals, management can only be rewarded financially each year when they drive both profitable growth and use capital efficiently over multiple years. Further, NPOICC provides management and the Committee with visibility on a comprehensive measure of the Company's ability to create sustainable value for stockholders.

The Committee approves threshold, target and maximum levels for NPOICC, which, if achieved, would result in a preliminary determination of the MIP bonus at 25%, 100%, or 200% of the MIP target bonus. Awards are interpolated between these levels. The actual payout can be reduced, but not increased, at the discretion of the Committee.

Individual Performance Modifier.    In addition to the Core Financial Objective, the Committee also establishes MBOs for the CEO and, in conjunction with the CEO, for each other NEO, which are discussed below under “2013 NEO Individual Performance Modifier.” These individual objectives are assigned to our NEOs based on their area of influence and on objectives that, if achieved, would be critical for the Company to achieve its overall financial goals and stretch internal objectives. Based on the extent to which an individual NEO satisfies his or her MBOs, the Committee determines an “individual performance modifier” that is used to increase or decrease the amount of the preliminary MIP bonus as determined by the Core Financial Objective. The individual performance modifier can range from 0% for poor performance to 150% for exceptional performance.

Customer Success Bonus.    Because of the critical importance of client retention, client referrals and client relationships, the Customer Success Bonus is retained as a separate component of the annual incentive plan with its own separate award structure. The Customer Success objective is linked to a bi-annual survey of customers conducted by an independent third party where the actual payout is determined at the discretion of the Committee for the CEO and at the discretion of the CEO for the other NEOs.

For 2013, the Committee established incentive targets for the participants in the MIP based on peer group data and positioning within the senior leadership team. The 2013 target annual MIP opportunities for our NEOs were:

Summary of the Management Incentive Plan (MIP) Total Bonus Opportunity for 2013 (all figures expressed as a percentage of base salary)
Name	MIP Bonus Target	Customer Success Target	Total 2013 MIP Target	Total Annual Bonus Opportunity
William R. Nuti	140%	10%	150%	0%	to	430%
Robert P. Fishman	100%	10%	110%	0%	to	310%
John G. Bruno	100%	10%	110%	0%	to	310%
Peter A. Dorsman	100%	10%	110%	0%	to	310%
Jennifer M. Daniels	75%	10%	85%	0%	to	235%

 By way of illustration, in the case of the CEO, if the Core Financial Objective had been met at the maximum level, this could have generated a preliminary MIP bonus of 280% (200% of his 140% target bonus). If he had achieved the maximum individual performance modifier of 150%, his bonus could have become 420% (150% of his preliminary MIP bonus of 280%). If the Customer Success objective (10%) also had been met, his total bonus under the MIP could have been 430% of his base salary.

2013 Core Financial Objective Calculations.    We use NPOICC as the Core Financial Objective because it:

•	reflects our highest business imperative – driving growth in profit by increasing revenue and controlling operating costs;

•	is balanced with driving a strong focus on asset utilization, working capital, and cash flow;

•	is simple to calculate and easily understood by both employees and stockholders;

•	is a measure that we can track throughout the year; and

•	is a critical measure investors use to assess our execution of annual operations.

Non-Pension Operating Income minus Capital Charge (NPOICC)
Formula	Definition	Impact on our Financials	Impact on our Behavior
NPOI
Non-Pension Operating Income (NPOI) is our income (loss) from operations as reported under generally accepted accounting principles, excluding the impact of our pension expense and certain special items
		Profit (Loss) on our Income Statement	Drive Revenue Growth and Expand Gross Margin
─	─
Capital Charge
Capital Charge is our “controllable capital” multiplied by our annual “weighted average cost of capital” (WACC) which was 10% for 2012

Controllable Capital is our working capital (accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus the sum of property, plant and equipment, other current assets excluding taxes, and capitalized software, minus the sum of accrued payroll and employee benefits liabilities and other current liabilities, excluding taxes and severance

Weighted Average Cost of Capital (WACC) is defined as the sum of:
a) the product of (i) the cost of equity, and (ii) the weighted market value of the Company’s common shares outstanding
                                             +
b) the product of (i) the cost of debt, and (ii) the weighted market value of the Company’s long-term and short- term debt
		Changes in Assets, Liabilities & Stockholders' Equity on our Balance Sheet	Efficient use of Capital (Assets, Debt and Stock)
=	=
NPOICC	Non-Pension Operating Income minus Capital Charge (NPOICC)	Changes in our Stock Price, Market Capitalization, and Enterprise Value	Create Sustainable Enterprise Value for Stockholders

We exclude the impact of our pension expense and special items from our Core Financial Objective since they do not directly relate to an NEO’s performance or the Company’s operational success. We take into consideration capital charges for the year, because these charges represent our cost of capital as used in our operations and corporate activities. By incorporating capital charges into the performance measure, we are able to ensure the NEOs consider the short- and long-term impact of their decisions. The long-term impact is based on charging a cost of capital for long-term assets to reflect our investors’ assumed expected return on equity capital. The short-term financial consequence is based on the charge associated with working capital items such as accounts receivable, inventory and other current assets. As a result, we expect the Core Financial Objective to motivate the NEOs to prudently manage our assets as they work to increase revenue and lower operating costs.

The Committee established the 2013 NPOICC Core Financial Objective for threshold, target, and maximum performance at $550 million, $590 million and $650 million, respectively. These levels are substantially greater than the threshold, target, and maximum performance levels established for 2012 which were $440 million, $460 million and $540 million, respectively. The 2013 threshold NPOICC goal represented a 13% increase over the 2012 actual NPOICC of $486 million, which again aligns the financial performance of our variable pay plans to outstanding results that must be delivered for stockholders.

2013 NEO Individual Performance Modifier.    The Committee established multiple MBOs for each participating NEO as described below. These MBOs were selected because they directly complement our corporate strategic goals of:

•	Growing revenue;

•	Expanding margins;

•	Improving the customer experience so that it provides a competitive advantage;

•	Continuing to shift the focus towards software, software-as-a-service (SaaS) and other services as a primary source of the Company's annual revenue;

•	Improving sales and go-to-market execution across both the Company's core and emerging industries;

•	Furthering our strategy to grow into market adjacencies and continue to improve the revenue mix with a higher percentage of software and services; and

•	Delivering disruptive innovation across all industries.

2013 MIP Performance Results and Payouts.   The following is a summary of the MIP results and the incentive award payouts approved for each participating NEO for the 2013 performance year. NPOI for the year was $717 million, which exceeded the threshold NPOI objective of $670 million for the 2013 performance year that was a condition for any payout under the MIP. While NPOICC performance against our internal annual incentive plan financial metrics resulted in an earned payout of 103.3% of target, some internal performance measures did not meet management's internal stretch objectives. Therefore, the Committee and the CEO determined that the MIP payout for our NEOs would be reduced to 45% of target (before adjustment for individual performance). The CEO communicated to the Committee that any funding of his own MIP award over 45% would be inappropriate and the Committee considered this when determining his MIP payout for 2013.

Summary of the Management Incentive Plan (MIP) Performance Objectives for 2013
	2013 Performance Objectives ($M)			2013 Performance Results ($M)		2013 MIP Payout Funded
MIP Discretionary Objectives	Threshold (25% Funded)	Target (100% Funded)	Maximum (200% Funded)
				NPOI Results	$717	Calculated at 103.3% of Target (Funded at 45.0% of Target)
Core Financial Objective	$550	$590	$650	Less: Capital Charge	$(125)
				NPOICC Result	$592
Customer Success Objective	Payout linked to the Company's overall Customer Satisfaction			Below Expectations		0%

Following is a summary of the MBOs established by the Committee and the MIP payouts approved for each participating NEO for the 2013 performance year.

William Nuti’s 2013 Objectives:

Successful strategic repositioning and corporate transformation as reflected in increased market share, quality of revenue and earnings, increased geographic diversification, successful acquisition integration, capital efficiency and increased stockholder return.

Since the MIP funding was reduced to 45% and the Customer Success bonus was not awarded, Mr. Nuti communicated to the Committee that any adjustment to his MBO over 100% would be inappropriate. Although the Committee determined that Mr. Nuti’s 2013 individual performance modifier deserved to be above 100% because of the outstanding leadership he demonstrated throughout the year and the financial results that his leadership helped produce, the Committee established Mr. Nuti’s individual performance modifier at 100%, as opposed to making a determination based on his individual performance relative to achievement of his stated 2013 MBOs (summarized below).

• Strategic Execution	• Capital Structure Strategy/Pension Strategy
• Strong Financial Performance	• Risk Management
• Shareholder Value Creation	• Acquisition Integration
• Successful Margin Expansion	• Executive Talent Development

Robert Fishman’s 2013 Objectives:

• Operating Income	• Free Cash Flow Plan
• Enterprise Business Initiative Execution	• Days Receivables/Billing Outstanding
• Software Plan Execution	• Services Plan Execution
• Organization Team/Talent	• Loss on Accounts Receivable

The Committee determined that Mr. Fishman’s 2013 individual performance modifier is 100% to reflect his individual performance relative to achievement of his stated 2013 MBOs. This determination was based on the following performance factors: Mr. Fishman achieved the objectives set with respect to Enterprise Business Initiative Execution, Loss on Accounts Receivable, Operating Income and Organization Team/Talent, but he did not achieve the objectives in all other categories.

John Bruno’s 2013 Objectives:

• Operating Income	• Software Plan Execution
• Innovation and Research & Development Execution	• Acquisition Integration
• Organization Team/Talent	• Business Development Execution

The Committee determined that Mr. Bruno’s 2013 individual performance modifier is 100% to reflect his individual performance relative to achievement of his stated 2013 MBOs. This determination was based on the following performance factors: Mr. Bruno exceeded the objectives set with respect to Acquisition Integration, Innovation and Research & Development Execution, and Business Development Execution. Mr. Bruno either met or did not achieve the objectives in all other categories.

Peter Dorsman’s 2013 Objectives:

• Operating Income Forecasting Accuracy/Execution	• Services Delivery Execution
• Continuous Improvement Cost Reduction	• Acquisition Integration
• Organization Team/Talent	• Enterprise Quality Improvement

The Committee determined that Mr. Dorsman’s 2013 individual performance modifier is 0% to reflect his individual performance relative to achievement of his stated 2013 MBOs. This determination was based on the following performance factors: Mr. Dorsman did not achieve the objectives set with respect to Services Delivery Execution, Enterprise Quality Improvement, and Operating Income and Forecasting Accuracy/Execution. Due to the significance of these objectives it was determined that Mr. Dorsman’s bonus would be $0 for 2013.

Jennifer Daniels's 2013 Objectives:

• Litigation Management	• Ethics and Compliance
• Organization Team/Talent	• Expense Management/Forecast Accuracy
• Business Support

The Committee determined that Ms. Daniels's 2013 individual performance modifier is 102% to reflect her individual performance relative to achievement of her stated 2013 MBOs. This determination was based on the following performance factors: Ms. Daniels met or exceeded objectives set with respect to all categories other than Litigation Management, where she did not achieve the internal target.

The following is a summary of the total annual bonus payments approved for each participating NEO for the 2013 performance year.

Summary of Management Incentive Plan (MIP) Participation and Payout for 2013

		MIP Payout	Funded MIP	Individual		Customer
	2013	Earned as %	Payout	Performance	MIP Payout	Success Payout	Total Bonus
Name	Target MIP	of Target	(Before IPM)(1)	Modifier	(After IPM)	(10% Target)	Payout
William R. Nuti	$1,400,000	45%	$630,000	100%	$630,000	$0	$630,000
Robert P. Fishman	$525,000	45%	$236,000	100%	$236,000	$0	$236,000
John G. Bruno	$550,000	45%	$248,000	100%	$248,000	$0	$248,000
Peter A. Dorsman	$550,000	45%	$248,000	0%	$0	$0	$0
Jennifer M. Daniels	$375,000	45%	$169,000	102%	$172,500	$0	$172,500
(1) Funded MIP was decreased from 103.3% of target to 45% of target.

Annual Long-Term Incentive Plan. Our LTI program ensures that a large portion of total compensation for executives is directly aligned with Company performance and changes in stockholder value. Awards can be made in cash or Company stock with performance-based or time-based vesting and a minimum three-year vesting schedule. LTI awards are made under the SIP and the EPP.

Equity Award Grant Process. All equity awards granted as part of annual total compensation for executive officers and other employees are made on specific cycle dates, typically in February, and are approved in advance by the Committee. In addition to annual LTI grants, we also make ad hoc equity award grants to new hires, in connection with promotions, or for retention purposes, generally on the first day of the month following approval of the award. Ad hoc equity awards made to our Section 16 Officers must be approved in advance by the Committee. Ad hoc equity awards for all employees other than Section 16 Officers are approved by our CEO and, in the case of ad hoc equity awards with a value of over $250,000, also by our Senior Vice President, Corporate Services & Chief Human Resources Officer. Ad hoc award equity awards made by the CEO pursuant to this delegation are reviewed annually with the Committee.

The number of shares of restricted stock, restricted stock units or options granted is determined by converting the dollar value approved by the Committee into a specific number of shares. The number of shares of restricted stock or restricted stock units and the number of stock options is determined based on the closing price of NCR common stock on the date of grant. The exercise price for stock option awards is the closing price of NCR common stock on the date of grant. For grants awarded prior to 2012, the number of shares of restricted stock and restricted stock units was determined by dividing the approved dollar value by the average of the closing price of NCR common stock for the 20 trading days preceding the grant date. In the case of options, the approved dollar value was divided by the average of the closing price of NCR common stock for the 20 trading days preceding the grant date and then divided by the current year’s Black-Scholes valuation factor.

2013 Annual LTI Equity Awards.   The use of equity for our long-term incentive plan links our executives and stockholders to a common goal: sustainable stockholder value creation. The combination of performance-based shares, which create commonality of interests with stockholders, and time-based shares, which help manage our ability to retain our key executives, provides a good balance to our executives and protection to our stockholders since wealth creation can be “realizable” by an executive only when both long-term performance goals and time-based milestones are achieved.

Target Award Levels.  The Committee annually approves a budget for the aggregate long-term incentives to be granted on a Company-wide basis. The accounting expense, stockholder dilution, percentage of shares allocated to the Company’s long-term incentive program, and the Company’s usage of allocated shares for the long-term incentive program are all factors in the Committee’s budget decision. In respect to long-term incentive awards to executive officers, the Committee determines the appropriate level of award for each position based on external market data and internal comparisons in order to meet the competitive market for that position, reserving a portion of the total share pool for new hires and promotions that may occur during the year.

Award Mix.   The 2013 annual equity award mix is 75% performance-based restricted stock units and 25% time-based restricted stock units for our NEOs. This mix is consistent with our objective of keeping a significant portion of our variable compensation as performance-based and aligned with stockholder interests, while balancing the need to maintain a certain level of retention through time-based milestones.

Time-based Awards.   Time-based restricted stock units awarded in 2013 vest 100% on February 25, 2016. These equity awards are subject to the executive’s continued employment with the Company on the vesting date along with certain other rules in the event of death, disability, termination without cause, termination for good reason and change in control. These provisions are described in the Potential Payments Upon Termination or Change in Control section beginning on page 49 of this proxy statement.

Performance-based Awards.   Performance-based restricted stock units awarded in 2013 have a two-year performance period with NPOICC as the secondary performance metric. However, the Company must achieve a 2013 return on capital (“ROC”) performance threshold of 20% (the primary performance metric) before any performance-based restricted stock units can be earned. ROC is calculated by dividing NPOI by Controllable Capital, which represents the working capital that the management team has deployed at any given time. A 20% ROC performance threshold is a significant hurdle that ensures no performance-based restricted stock units can be earned if the Company does not generate enough ROC during the performance period to sustain and grow the business. This practice serves to mitigate risk in a challenging year and also protects the interests of our stockholders.

Award Levels.   The maximum share payout for performance-based restricted stock units awarded in 2013 is 125% of the target award level compared to the 150% maximum award level that was in effect for performance-based restricted stock units awarded in 2011 and 2012. The calculation of the number of shares earned is based on NPOICC. The 2013 performance-based LTI award will be adjusted based on achievement of the actual 2013 NPOICC compared to target. If the payout earned for 2013 is less than 100% of the target award level, this result is interpolated between 25% and 100% of target and becomes the actual award payout that is subject to the time-based vesting requirement that commences following the 2014 performance period. If the payout earned for 2013 is greater than 100% of the target award level, the Company must also achieve NPOICC results for 2014 at least equal to the 2013 NPOICC target to retain the above-target award payout level. If the actual 2014 NPOICC is less than the 2013 target NPOICC, the actual award is reduced to the target award payout level. This two-year performance period structure ensures that if an above-target payout is earned in year one, target results must also be sustained during year two of the performance period in order to achieve an above target payout.

Vesting.   Any 2013 performance-based restricted stock unit payout earned following the end of the two-year performance period in 2014 will vest on October 25, 2016. All of our equity awards are subject to the executive’s continued employment with the Company on the vesting date along with certain other rules in the event of death, disability, termination without cause, termination for good reason and change in control. These provisions are described in the Potential Payments Upon Termination or Change in Control section beginning on page 49 of this proxy statement.

2013 Results.   The NPOICC result achieved for 2013 was $592 million. For our 2012 performance-based restricted stock unit award, the 2012 NPOICC of $486 million resulted in a preliminary award of 127.8% of target. Since the 2013 NPOICC of

$592 million exceeded the 2012 target NPOICC of $450 million, the performance-based awards granted on February 28, 2012 will be awarded at 127.8% of target and will vest 50% on February 28, 2015 and 50% on October 28, 2015. For our 2013 performance-based restricted stock unit award, the 2013 NPOICC resulted in an earned payout of 100.8% of the target number of performance shares granted on February 25, 2013. Provided that the 2014 NPOICC results achieved are greater than or equal to the 2013 NPOICC target of $590 million, the 2013 performance-based restricted stock units earned will be 100.8% of target and will vest on October 25, 2016.

Below is a historical view of how the Company has paid out on the annual performance-based restricted stock unit awards granted.

	Annual LTI Award Performance Goals, Results and Payouts
LTI Award Year	Annual LTI Award Performance Period	Annual LTI Performance Range ($M) (NPOICC)			Return on Capital Results	NPOICC Results ($M)	LTI Final Payout(1)
2013	1/1/2013 to 12/31/2014	$530	to	$650	57.5%	$592	100.8%
							or 100.0%
2012	1/1/2012 to 12/31/2013	$420	to	$515	58.5%	$486	127.8%
2011	1/1/2011 to 12/31/2012	$200	to	$290	47.8%	$297	150%
(1) The payment for the 2013 annual performance-based LTI award is contingent upon the Company’s final NPOICC performance results for 2014, where the final payment will be 100.8% if the 2014 NPOICC results are greater than or equal to $590 million. The final payment will be 100% if the 2014 NPOICC results are less than $590 million.

2013 Ad Hoc LTI Awards.   The Committee did not approve any equity awards granted outside the annual award process, known as ad hoc awards, to any NEO in 2013. Long-term equity incentive awards to the NEOs during 2013 are summarized as follows:

	2013 Annual LTI Award Value(1)
Name	Performance-Based RSU Award Value (75%)	Time-Based RSU Award Value (25%)	Total Annual LTI Award Value

William R. Nuti	$3,749,990	$1,250,006	$4,999,996
Robert P. Fishman	$487,519	$162,488	$650,007
John G. Bruno	$487,519	$162,488	$650,007
Peter A. Dorsman	$562,505	$187,493	$749,998
Jennifer M. Daniels	$337,492	$112,506	$449,999
(1) Represents the “grant date fair value” of the LTI awards granted in 2013, as summarized on the “Grants of Plan-Based Awards for 2013” table on page 44 of this proxy statement.

Economic Profit Plan (EPP).   The EPP is designed to further link the incentive compensation of the participants to the long-term, sustainable creation of stockholder value and to strike a balance with the dilution that can occur with equity based awards. The financial metric used for the 2013 EPP is the Company’s 2013 “economic profit.” Economic Profit ("EP") is defined as the (i) Company’s non-pension operating income ("NPOI") less (ii) the Company’s Weighted Average Cost of Capital ("WACC") multiplied by Controllable Capital.

For 2013 the Committee chose to align the WACC calculation between the NPOICC and the EPP at a fixed rate of 10.0% for the 2013 performance year since there was little deviation between the static and dynamic WACC calculation during 2012. The Committee will continue to measure WACC quarterly and will consider using a dynamic WACC again for EPP when the deviation from the static WACC is material. In addition, during 2013 the Committee amended the definition of "Cash Flow from Operations" to exclude extraordinary contributions/payments made by the Company in connection with the Company's pension strategy or other extraordinary cash items as determined by the Committee. This amendment will reinforce long-term strategic decision-making, and will therefore strengthen the alignment between our NEOs and our stockholders.

The EPP does not establish goals or have a target. Rather, the EPP allows participants to share in a portion of the economic profit that they helped to create. Payments under the EPP may be made annually and are subject to adjustment based on future years’ economic profit. As a result, transactions can be included when they are complete and WACC can be averaged each year to more closely align the overall program with the actual transactions and actual costs of capital. The impact of any particular transaction or change in cost of capital is smoothed out over the years through the bonus banking mechanism described in more detail below.

In 2013, the Committee assigned to each executive participating in the EPP a specified percentage of the Company’s economic profit. The maximum percentage of our economic profit that an NEO or other participant may receive for any performance year is 5.0%. This percentage is referred to as a participant’s "carried interest” in the Company’s economic profit and represents the participant’s opportunity to receive annual cash payouts. Each year, a participant receives a “bonus credit” award equal to his or her carried interest percentage of economic profit for that year. The bonus credit is credited to the participant’s account, known as a “Bonus Bank,” under the EPP. This credit may be positive or negative. Therefore, future year payments may not correlate to an individual year's performance, as the Bonus bank value is dependent upon multi-year performance. The EPP provides that participants receive a payout equal to 33% of the balance of their Bonus Bank in August of the following year, provided that the Company also passes the annual cash flow test.

The EPP provides that, under this cash flow test, the Company’s annual Cash Flow from Operations must be equal to or exceed 1% of the Company’s total revenue. The EPP further provides that if the Company does not pass this cash flow test, the amount that would otherwise have been paid from a participant’s Bonus Bank will instead remain in the participant’s Bonus Bank, without interest. Additionally, if a participant were to receive a bonus under the EPP in excess of $10 million dollars in the calendar year, the amount of the bonus in excess of $10 million dollars will not be paid in such year. The excess amount will remain in the participant’s Bonus Bank, without interest. The first payment under the EPP was made August 10, 2012.

A participant forfeits the amount held in his or her Bonus Bank in the event of a voluntary termination of employment without good reason or an involuntary termination for cause. However, there are special rules in the event of retirement, death, disability, involuntary termination without cause, termination for good reason, or a termination following a qualifying change in control which are described in the Potential Payments Upon Termination or Change in Control section beginning on page 49 of this proxy statement.

Consistent with Section 162(m) of the Internal Revenue Code (the “Code”), the Committee does not increase the originally established carried interest of a participant during a performance year. However, the Committee retains the discretion to reduce the bonus credit to a participant’s Bonus Bank or to reduce the amount previously credited to a participant’s Bonus Bank. Such reductions could be based on the Company’s performance against its financial and strategic objectives, a business unit’s performance against its annual financial and operational goals, or the executive’s performance against his or her individual MBOs.

There are several advantages to the plan design of the EPP. First, it recognizes that internally established targets are by definition difficult to calibrate given the volatility in the economic environment, whereas the EPP pays on absolute economic value created. Second, EPP payouts operate as a natural retention device with the payments scheduled in August, separate from other vesting dates or award payout events.

2013 Economic Profit Results, EPP Bonus Credit Awards and Payouts.   Economic profit for the 2013 performance year was $592 million. Also, the Company exceeded the cash flow test requirement under the EPP since Adjusted Cash Flow from Operations of $485 million was greater than 1% of total revenues for 2013 (or $61 million).

Summary of the Economic Profit Calculation and EPP Cash Flow Test Results for 2013
Economic Profit Calculation ($M)			EPP Cash Flow Test ($M)
NPOI (as reported)		$717	Cash Flow from Operations (1)	$485
Controllable Capital	$1,246		Total Revenues	$6,123
WACC	10%		Cash Flow Hurdle Rate (% of Total Revenues)	1%
Less: Capital Charge		$(125)	Cash Flow Hurdle Amount	$61
Economic Profit		$592	Cash Flow Test Passed
(1) Cash Flow from Operations is net cash provided by (used in) operating activities (in 2013, $281 million), adjusted to exclude: (i) any extraordinary cash payments made to or under the Company's global defined benefit pension and retirement plans in connection with the Company's strategy to reduce pension liability or increase pension funding (including but not limited to, cash payments made in connection with any annuity purchase, plan termination or settlement) (in 2013, $204 million), and (ii) any other extraordinary items that the committee administering the EPP determines should be excluded on a case-by-case basis (in 2013, $0).

The participation level of each NEO and the amounts earned under the EPP for the 2013 performance year are summarized as follows:

Summary of 2013 Economic Profit Plan Participation, Bonus Credit Awards, and Cash Payout
Name	2013 EPP Carried Interest	Ending 2012 Bank Balance (After 2012 Payout)	2013 EP Bonus Credit Award (Before Payout)	Bank Balance (Before 2013 Payout) (1)	2013 EP Cash Payout (2)	2013 EPP Bank Balance (After 2013 Payout)
William R. Nuti	1.15%	$6,254,661	$6,808,000	$13,062,661	$4,310,678	$8,751,983
Robert P. Fishman	0.15%	$707,290	$888,000	$1,595,290	$526,446	$1,068,844
John G. Bruno	0.15%	$1,414,580	$888,000	$2,302,580	$759,851	$1,542,729
Peter A. Dorsman	0.15%	$1,198,232	$888,000	$2,086,232	$688,457	$1,397,775
Jennifer M. Daniels	0.10%	$635,174	$592,000	$1,227,174	$404,967	$822,207
(1)  33% of the Bank Balance (before 2013 payout) is the EP Cash Payout.
(2) Payable August, 2014 in accordance with the terms and conditions of the EPP.

Update on Prior Performance-Based Restricted Stock Unit Awards

2011 Restricted Stock Award to our CEO. In 2011, the Committee granted a special, one-time, time-based restricted stock retention award to our CEO. In 2012 the Committee added performance-based vesting conditions to the award, placing it 100% at risk. Vesting of the award was conditioned upon the Company achieving a 2013 NPOICC goal and a peer-group relative total shareholder return for the period of January 1, 2012 to December 31, 2013. In January 2014, the Committee certified that the performance conditions for this award were achieved and the award vested on February 7, 2014.

2011 Performance-Based Restricted Stock Units. In 2011, the Committee granted performance-based restricted stock units to our NEOs. The awards were granted with a two-year performance period that commenced January 1, 2011 and ended December 31, 2012. The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance-based units granted. In February 2013, the Committee certified that the performance condition for these awards was achieved at 150% of target. The awards also had a threshold performance target of 20% ROC, which was also achieved. These awards will vest on March 3, 2014, subject to the executive’s continued employment with the Company on the vesting date along with certain other rules in the event of retirement, death, disability, termination without cause, termination for good reason, and change in control which are described in the Potential Payments Upon Termination or Change in Control section beginning on page 49 of this proxy statement.

2012 Performance-Based Restricted Stock Units. In 2012, the Committee granted performance-based restricted stock units to our NEOs. The awards were granted with a two-year performance period that commenced January 1, 2012 and ended December 31, 2013. The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance-based units granted. In February 2014, the Committee certified that the performance conditions for these awards were achieved at 127.8% of target. The awards also had a threshold performance target of 20% ROC, which was also achieved. These awards will vest 50% on February 28, 2015 and 50% on October 28, 2015, subject to the executive’s continued employment with the Company on the vesting date along with certain other rules in the event of retirement, death, disability, termination without cause, termination for good reason and change in control which are described in the Potential Payments Upon Termination or Change in Control section beginning on page 49 of this proxy statement.

2014 Annual Long-Term Incentive Program

2014 Annual LTI Awards.   The design of the 2014 LTI awards for our NEOs remains consistent with the 2013 design. The 2014 LTI awards are 75% performance-based restricted stock units and 25% time-based restricted stock units. This mix balances our desire to keep a significant portion of pay performance-based with the need to maintain a certain level of retention value. The performance-based awards are subject to a two-year performance period. The awards granted on February 24, 2014 have a maximum payment of 125% of target. The number of shares earned as part of the 2014 LTI award will be determined initially based on the NPOICC achieved during the 2014 fiscal year (between a threshold, target, and maximum payout objective) and, to the extent the number of shares earned exceeds 100% (or a payout above target), the number of shares earned will be further adjusted based on the NPOICC achieved during the 2015 fiscal year. In this case, the Company must also achieve NPOICC results for the 2015 fiscal year at least equal to target NPOICC set for the 2014 fiscal year, or the final payout will be reduced to 100% of the target number of shares granted. If a payout is earned for the 2014 performance-based restricted stock units, the shares earned will vest 100% on October 24, 2017. The time-based awards will vest 100% on February 24, 2017. Both the performance-based and time-based portions of the 2014 Annual LTI award are subject to the executive’s continued employment with the Company on the vesting date along with certain other rules in the event of death, disability, termination without cause, termination for good reason and change in control which are described in the Potential Payments Upon Termination or Change in Control section beginning on page 49 of this proxy statement.

2014 Economic Profit Plan.   EPP awards will continue to be a portion of the overall LTI award value granted to the CEO and other executives that would otherwise be granted as restricted stock units under the SIP. Each participating executive will receive a carried interest in the EPP that provides an opportunity for a cash payout based on the economic profit earned under the EPP which will be determined based on NPOI after a reduction for our WACC multiplied by our Controllable Capital.

The long-term incentive awards granted to each NEO for the 2014 fiscal year are summarized as follows:

	2014 Annual LTI Award Value(1)			2014 EPP Participation
Name	Performance-Based RSU Award Value (75%)	Time-Based RSU Award Value (25%)	Total Annual LTI Award Value

William R. Nuti	$3,750,000	$1,250,000	$5,000,000	0.90% Carried Interest
Robert P. Fishman	$562,500	$187,500	$750,000	0.15% Carried Interest
John G. Bruno	$1,275,000	$425,000	$1,700,000	0.20% Carried Interest
Peter A. Dorsman	$337,500	$112,500	$450,000	0.05% Carried Interest
Jennifer M. Daniels	$337,500	$112,500	$450,000	0.10% Carried Interest
(1) Represents the 2014 LTI dollar value approved by the Committee for each award.

Executive Perquisites.   Our executives are eligible for a limited offering of perquisites, which do not comprise a significant amount of our executive compensation program. They include financial counseling, executive medical exam, relocation benefits and also, with respect to our CEO, occasional hotel accommodation, limited use of corporate aircraft, and security expenses. The perquisites we provide support our objective to attract and retain high quality talent and are designed to allow our executives to focus on their business responsibilities with less concern for the situations covered by these perquisites. In 2013, the Committee approved an increase to our CEO's annual personal use allowance of the Company's aircraft to $75,000 based on the Internal Revenue Service's standard industry fare level. The previous allowance of $50,000 had been in effect since 2008 and was deemed by the Committee to no longer be competitive with market practices. A more detailed description of these perquisites and the incremental costs to the Company associated with providing each of these perquisites to the NEOs are contained in the Perquisites Table and the footnotes to the Perquisites Table on page 41 of this proxy statement.

The Committee has discontinued all tax reimbursements (or tax gross-ups) with the exception of those provided in connection with relocations required by the Company, which are generally also provided to all non-executive employees, and those that may be provided in the event of a qualifying termination following a change in control of the Company to participants in the Change in Control Severance Plan who entered the plan prior to January 28, 2010 (as discussed below).

Retirement Benefits.   All of our U.S. defined benefit plans were closed to new entrants in 2004 and benefits were frozen as of December 31, 2006. The actuarial present values of the accumulated pension benefits as of the end of 2013 to Messrs. Fishman and Dorsman, our only NEOs who are entitled to benefits under our defined benefit pension plans, as well as other information about each of our plans in which our NEOs participate, are reported in the Pension Benefits Table and the narrative to that table beginning on page 47 of this proxy statement.

The Company maintains the NCR Savings Plan, a 401(k) plan, to which it made matching contributions in 2013. For most participants, the match amount was equal to 50% of the first 4% of each participant’s eligible pay ($255,000 for 2013) contributed to the plan during 2013. Effective April 1, 2013, for customer engineers, retail technicians, and territory technical specialists, if they earned less than a prescribed amount of compensation with NCR during the prior calendar year (for 2013, the limit was $115,000), the matching contribution was equal to 50% of the first 7% of eligible compensation.

Change in Control Arrangements.   If the Company considers transactions that could result in a change in control of the Company, we want to ensure that key members of management have incentives to remain during this process and evaluate potential transactions in an independent and objective manner that may maximize stockholder value. In 2006, we adopted the Change in Control Severance Plan. As described in the Potential Payments Upon Termination or Change in Control section beginning on page 49 of this proxy statement, benefits under the Change in Control Severance Plan are paid only if both a qualifying change in control and a qualifying termination of employment occur (a “double-trigger”).

The Change in Control Severance Plan provides for separation payments and benefits to certain of our executives based on the plan tier level assigned by the Committee. For the CEO the cash severance payout multiple is 300% and for the other NEOs it is 200%. There are no tax gross-ups under the plan, except in the case of participants who entered the plan prior to January 28, 2010. The tax gross-up only applies if the aggregate value of all severance and other change in control payments to the participant exceeds 110% of the maximum amount that could be paid under Section 280G of the Code without imposition of an excise tax. If the value of such payments would not exceed the 110% threshold, then the payments would be reduced to the extent necessary to avoid imposition of the excise tax.

Additional details regarding the payments and benefits provided to the NEOs upon satisfaction of the double-trigger are described in the Potential Payments Upon Termination or Change in Control section beginning on page 49 of this proxy statement.

Severance Benefits.  To ensure that we offer competitive executive compensation programs, when appropriate, we believe it is important to provide reasonable severance benefits to our executives, including the NEOs. We do not have individual severance arrangements with our NEOs other than the CEO. The severance arrangement for the CEO was provided as a result of negotiations at the time of his hire in order to attract him to the Company. A description of the severance arrangement with our CEO is described in detail in the Agreements with our Named Executive Officers section on page 41 of this proxy statement.

After careful review and consideration of our workforce strategy and competitive severance practices, the Company took an action to amend the 2012 U.S. RIF Plan for all U.S. employees, including the NEOs, effective April 1, 2013, to provide reasonable and market-competitive severance benefits to U.S. employees, including our NEOs (other than the CEO) (when appropriate) based on specific guidelines established for each grade/position across the enterprise as opposed to the tenure/service-oriented formula previously provided under the 2012 U.S. RIF Plan. The Company believes this approach is a best practice that provides greater alignment with competitive severance practices.

Compensation Recovery Policy.   Under our Compensation Recovery Policy (or claw back policy), each executive officer must repay or forfeit, as directed by the Committee, any annual incentive, long-term incentive, equity-based award or other performance-based award received by him or her if:

•
the payment, grant or vesting of such compensation was based on the achievement of financial results that were the subject of a restatement of the Company’s financial statements, as filed with the Securities and Exchange Commission;

•	the need for the restatement was identified within three years after the date of the first public issuance or filing of the financial results that were subsequently restated;

•	the Committee determines in its sole discretion that the executive officer’s negligence, fraud or misconduct caused or contributed to the need for the restatement; and

•
the Committee determines in its sole discretion that it is in the best interests of the Company and its stockholders for the executive officer to repay or forfeit all or any portion of the compensation.

In addition, if the Committee determines that this policy applies to an executive officer, then in addition to the above provisions, the executive officer must, to the fullest extent permitted by law and as directed by the Committee: (i) forfeit any outstanding equity-based awards; and (ii) repay the amount received upon settlement of any time-based equity awards or any gains realized upon the exercise of stock options.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our NEOs to ensure that our NEOs maintain an equity interest in the Company at a level sufficient to assure our stockholders of our NEOs commitment to value creation. All NEOs have a five year period from the date of hire or, if applicable promotion, to achieve the stock ownership guidelines. For these purposes, stock ownership includes shares owned outright by the NEO, interests in restricted stock and restricted stock units, stock acquired through our employee stock purchase plan, and investments in NCR common stock through the Company’s 401(k) plan (which investment option is not currently offered). Stock options are not taken into consideration in meeting the ownership guidelines.

As of December 31, 2013, all of our NEOs exceeded these guidelines.

Name	Stock Ownership Guideline (multiple of base salary)	Stock Ownership Achieved (as of December 31, 2013)
William R. Nuti	6.0 times	24.6 times
Robert P. Fishman	2.0 times	5.3 times
John G. Bruno	2.0 times	10.1 times
Peter A. Dorsman	2.0 times	10.6 times
Jennifer M. Daniels	2.0 times	4.4 times

Company Policy on Hedging

The Company’s Insider Trading Policy prohibits employees from trading in derivative securities of the Company. For this purpose, “derivative securities” is defined as including publicly traded options, short sales, puts, calls, strips or similar derivative securities whether or not issued directly by the Company or by any stock exchange.

Tax Deductibility Policy

Under Section 162(m) of the Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it is awarded pursuant to a performance-based plan approved by stockholders. While we generally try to ensure the deductibility of the incentive compensation paid to our executives, the Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our stockholders’ best interests.

BOARD COMPENSATION AND HUMAN RESOURCE COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
____________________________________________________________________________________________________________________________________________________________________________________________________________

The Compensation and Human Resource Committee of the Board of Directors (the “Committee”) manages the Company’s compensation programs on behalf of the Board of Directors. The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company’s proxy statement to be filed in connection with the Company’s 2014 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Dated:    February 24, 2014

The Compensation and Human Resource Committee:

Linda Fayne Levinson, Chair
Gary J. Daichendt, Member
Robert P. DeRodes, Member

COMPENSATION TABLES
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

The Summary Compensation Table below shows the total compensation paid to or earned by each of our Named Executive Officers with respect to the fiscal years ending December 31, 2013, 2012, and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e) (1)	(f)	(g) (2)	(h) (3)	(i) (4)	(j)
William R. Nuti	2013	1,000,000	-	4,999,996	-	4,940,678	-	210,004	11,150,677
Chairman of the Board, Chief Executive Officer and President	2012	1,000,000	-	4,500,002	-	4,130,654	-	175,350	9,806,006
	2011	1,000,000	-	6,303,479	-	4,272,875	-	129,189	11,705,543
Robert P. Fishman	2013	518,269	-	650,007	-	762,446	-	23,180	1,953,902
Senior Vice President and Chief Financial Officer	2012	493,151	-	600,002	-	779,616	20,665	22,972	1,916,406
	2011	443,056	-	680,954	-	817,574	60,709	56,507	2,058,800
John G. Bruno	2013	603,846	-	650,007	-	1,007,851	-	23,720	2,285,425
Executive Vice President, Industry & Field Operations and Corporate Development	2012	750,000	-	1,000,003	-	1,034,233	-	23,620	2,807,856
	2011	750,000	-	1,807,251	-	1,475,787	-	23,425	4,056,463
Peter A. Dorsman	2013	550,000	-	749,998	-	688,457	-	70,840	2,059,294
Executive Vice President, Services	2012	550,000	-	1,000,003	-	1,002,674	83,556	88,338	2,724,571
	2011	460,417	-	1,257,656	-	795,181	71,170	88,003	2,672,427
Jennifer M. Daniels	2013	500,000	-	449,999	-	577,467	-	23,180	1,550,646
Senior Vice President, General Counsel and Secretary							-
							-
(1)  This column shows the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), of the stock awards granted to each Named Executive Officer in the applicable year. See Note 8 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (our “ 2013 Annual Report”) for an explanation of the assumptions we made in the valuation of these awards. Assuming achievement of the highest level of performance, the aggregate grant date fair value of the performance-based restricted stock units granted in 2013 is as follows: Nuti: $4,687,488; Fishman: $609,399; Bruno: $609,399; Dorsman: $703,132: and Daniels: $421,866. For additional information about awards made in 2013, see the Grants of Plan-Based Awards For 2013 table on page 44 of this proxy statement.
(2)  A significant amount of the compensation for the Named Executive Officers is at-risk and is earned based on Company and individual performance against pre-determined financial and strategic objectives. The amounts reported for 2013 show amounts earned under the MIP and the amounts to be paid in August 2014 for 2013 performance under the EPP. The amounts reported in 2013 are comprised of MIP: Nuti $630,000, Fishman $236,000, Bruno $248,000, Dorsman $0 and Daniels $172,500, plus EPP: Nuti $4,310,678, Fishman $526,446, Bruno $759,851, Dorsman $688,457 and Daniels $404,967.The amounts reported in 2012 are comprised of MIP: Nuti $1,050,000, Fishman $431,250, Bruno $337,500, and Dorsman $412,500, plus EPP: Nuti $3,080,654, Fishman $348,366, Bruno $696,733, and Dorsman $590,174. The amounts reported in 2011 are comprised of MIP: Nuti $2,682,440, Fishman $658,530, Bruno $1,157,700, and Dorsman $636,137, plus EPP: Nuti $1,590,435, Fishman $159,044, Bruno $318,087, and Dorsman $159,044.
(3)  The aggregate change in actuarial values of the accumulated pension benefit under the Company’s various qualified and nonqualified defined pension benefit plans, which are applicable only to Messrs. Fishman and Dorsman, were $(30,297) and $(186,401), respectively. Therefore, $0 is reflected in the table above for this column. For more information regarding pension benefits, see the 2013 Pension Benefits Table on page 48 of this proxy statement.
(4)  The amounts reported in this column consist of the aggregate incremental cost to the Company of the perquisites provided to the Named Executive Officers, tax reimbursements made to the Named Executive Officers in connection with relocation expenses, any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers and contributions made by the Company to the Savings Plan on behalf of the Named Executive Officers. Additional details regarding the amounts are included in the two supplemental tables, All Other Compensation Table and Perquisites Table below.

All Other Compensation Table

The table below shows the value of perquisites, tax reimbursements, insurance premiums paid by the Company with respect to life insurance, and Company contributions to the NCR Savings Plan, a 401(k) plan, made on behalf of each of the Named Executive Officers.

Name	Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total
		(a) (1)	(b)	(c) (2)	(d) (3)	($)
William R. Nuti	2013	202,744	-	2,160	5,100	210,004
	2012	168,190	-	2,160	5,000	175,350
	2011	122,195	-	2,280	4,714	129,189
Robert P. Fishman	2013	17,000	-	1,080	5,100	23,180
	2012	17,000	-	972	5,000	22,972
	2011	44,269	9,711	912	1,615	56,507
John G. Bruno	2013	17,000	-	1,620	5,100	23,720
	2012	17,000	-	1,620	5,000	23,620
	2011	17,000	-	1,710	4,715	23,425
Peter A. Dorsman	2013	64,768	-	972	5,100	70,840
	2012	82,366	-	972	5,000	88,338
	2011	82,366	-	923	4,714	88,003
Jennifer M. Daniels	2013	17,000	-	1,080	5,100	23,180

(1)  The amounts in this column reflect the aggregate incremental cost to the Company for the perquisites and other personal benefits described in the Perquisites Table below.
(2)  The amounts in this column reflect the dollar value of life insurance premiums paid by the Company with respect to life insurance for the benefit of each of the Named Executive Officers.
(3)  The amounts in this column reflect contributions made by the Company to the Savings Plan on behalf of each of the Named Executive Officers. The Company also makes such contributions on behalf of its non-executive employees.

Perquisites Table

The table below shows the aggregate incremental cost of perquisites provided to the Named Executive Officers during the years indicated in the table. For additional details on items in this table see the “Executive Perquisites” section in the Compensation Discussion and Analysis on page 35 of this proxy statement.

Name	Year	Corporate Aircraft Usage ($)	Lodging ($)	Security ($)	Relocation ($)	Executive Medical Program ($)	Financial Planning Allowance ($)	Total ($)
		(a) (1)	(b) (2)	(c) (3)	(d) (4)	(e) (5)	(f) (6)
William R. Nuti	2013	107,486	1,373	76,885	-	5,000	12,000	202,744
	2012	90,207	5,347	55,636	-	5,000	12,000	168,190
	2011	16,642	4,902	83,651	-	5,000	12,000	122,195
Robert P. Fishman	2013	-	-	-	-	5,000	12,000	17,000
	2012	-	-	-	-	5,000	12,000	17,000
	2011	-	-	-	27,269	5,000	12,000	44,269
John G. Bruno	2013	-	-	-	-	5,000	12,000	17,000
	2012	-	-	-	-	5,000	12,000	17,000
	2011	-	-	-	-	5,000	12,000	17,000
Peter A. Dorsman	2013	-	-	-	47,768	5,000	12,000	64,768
	2012	-	-	-	65,366	5,000	12,000	82,366
	2011	-	-	-	65,366	5,000	12,000	82,366
Jennifer M. Daniels	2013	-	-	-	-	5,000	12,000	17,000

(1)  The amounts in this column reflect the incremental cost to the Company of personal usage of the corporate aircraft. The incremental cost to the Company of personal usage of corporate aircraft was calculated by determining the variable operating cost to the Company, which includes items such as fuel, landing and terminal fees, crew travel expenses and operational maintenance. Expenses that were determined to be less variable in nature, such as general administration, depreciation, and pilot compensation, were not included in the determination of the Company’s incremental cost. On occasion, other individuals traveled with Named Executive Officers on corporate aircraft; however, the Company incurred de minimis incremental costs as a result of such travel and no amounts are reported in the table with respect to such travel.
(2)  The amounts in this column reflect the cost the Company incurred in connection with providing Mr. Nuti with occasional overnight hotel accommodations near the New York City office that were not in connection with Board meetings or monthly executive staff meetings.
(3)  The amounts in this column reflect payments made by the Company for the Company-provided car and driver Mr. Nuti is required to use for security purposes.
(4)  The amounts in this column reflect the amounts paid to or on behalf of the Named Executive Officers in connection with their respective relocations.
(5)  The amounts in this column reflect the maximum amount of $5,000 that is available to be paid on behalf of each Named Executive Officer to receive medical diagnostic services at a designated medical facility under the Executive Medical Exam Program. Although not all of the Named Executive Officers may use their entire allowance each year, due to privacy considerations associated with the receipt of medical services, the Company has elected to disclose the maximum benefit available to each executive, rather than the amounts actually used by each individual.
(6)  The amounts in this column reflect the payment made by the Company to each Named Executive Officer for financial planning assistance as part of the Company’s Financial Planning Allowance Program.

Agreements with our Named Executive Officers

Our Named Executive Officers are covered by letter agreements with the Company that set forth, among other things, each Named Executive Officer’s initial base salary, initial bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity awards. As described in the Compensation Discussion and Analysis, changes to the Named Executive Officer’s compensation may be made from time to time. The letter agreements are generally not updated to reflect these changes.

The Company entered into a letter agreement dated as of July 29, 2005 with Mr. Nuti when he became the Company’s President and Chief Executive Officer. The letter agreement, which was amended July 26, 2006, and December 18, 2008, sets forth, among other things, Mr. Nuti’s initial base salary, initial incentive and equity award opportunities, and the entitlement to participate in the Company’s benefit plans. The letter agreement also provides that in the event of termination of employment for any reason, Mr. Nuti is subject to an eighteen-month non-competition and non-solicitation provision, and a confidentiality provision. The terms of the arrangement, which were determined through the negotiation process, provide that in the event we terminate his employment (other than for cause) or if he were to voluntarily terminate employment for good reason, he would receive the payments and benefits listed below. The severance-related compensation and benefits listed below to be provided pursuant to the terms of the letter agreement are conditioned upon Mr. Nuti’s execution of a release of claims against the Company and compliance with the restrictive covenants described above:

•	A payment equal to 150 percent of his annual base salary;

•	A payment equal to 150 percent of his targeted bonus opportunity under the Management Incentive Plan;

•	A payment equal to a pro rata portion of the applicable award payout under the Management Incentive Plan for the year in which the severance occurs; and

•	Medical benefits for him and his dependents, equal to the level he received during his employment, for a period of 18 months.
For purposes of the letter agreement with Mr. Nuti, the terms “cause” and “good reason” are defined by reference to the Change in Control Severance Plan, as described on page 49 of this proxy statement, except that the following additional items constitute “good reason” for Mr. Nuti to terminate his employment: (i) a reduction in his job title; (ii) a material adverse change in his position, office or duties (including removal or non-re-election to the Board); or (iii) a material breach of his letter agreement by the Company. In the event Mr. Nuti’s employment was terminated in connection with a change in control, he would receive payments and benefits under the Change in Control Severance Plan described on page 49 of this proxy statement, and not under the letter agreement.

We entered into a letter agreement dated March 17, 2010 with Mr. Fishman in connection with his promotion to Senior Vice President and Chief Financial Officer. The letter agreement sets forth, among other things, Mr. Fishman’s initial base salary, initial bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity award. This letter agreement also provides that in the event of a termination of employment for any reason, Mr. Fishman is subject to a twelve-month non-competition and non-solicitation provision, and a confidentiality provision. We have not entered into any subsequent letter agreements with Mr. Fishman to reflect changes in his compensation or his position in the Company.

We entered into a letter agreement dated October 27, 2008 with Mr. Bruno in connection with his appointment as Executive Vice President. The letter agreement sets forth, among other things, Mr. Bruno’s initial base salary, initial bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity award. The letter agreement also provides that in the event of a termination of employment for any reason, Mr. Bruno is subject to a twelve-month non-competition and non-solicitation provision, and a confidentiality provision. We have not entered into any subsequent letter agreements with Mr. Bruno to reflect changes in his compensation or his position in the Company.

We entered into a letter agreement dated April 6, 2006 with Mr. Dorsman in connection with his appointment as Vice President and General Manager of the Company’s Systemedia Division. The letter agreement sets forth, among other things, Mr. Dorsman’s initial base salary, initial bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity award. We have not entered into any subsequent letter agreements with Mr. Dorsman to reflect changes in his compensation or his position in the Company.

We entered into a letter agreement dated March 23, 2010 with Ms. Daniels when she was hired as our Senior Vice President, General Counsel and Secretary. The letter agreement sets forth, among other things, Ms. Daniels's initial base salary, initial bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity award. The letter agreement also provides that in the event of termination of employment for any reason, Ms. Daniels is subject to a twelve-month non-competition and non-solicitation provision, and a confidentiality provision. We have not entered into any subsequent letter agreements with Ms. Daniels to reflect changes to her compensation or her position in the Company.

Grants of Plan-Based Awards Table

The table that follows this discussion shows both non-equity and equity incentive plan awards granted during 2013 by the Committee to each of the Company’s Named Executive Officers. Non-equity awards were made pursuant to the Company’s Management Incentive Plan and Economic Profit Plan. Equity awards were made under the Company’s 2011 Amended and Restated Stock Incentive Plan prior to the Company's 2013 Stock Incentive Plan being approved by stockholders in April 2013. Each of these plans is described in the Compensation Discussion and Analysis. These awards are described in detail below.

Non-Equity Incentive Plan Awards.    There are a number of non-equity incentive plan awards reflected in the Grants of Plan-Based Awards Table, each of which is briefly described below.

2013 Management Incentive Plan.    In 2013, the Committee approved a total target bonus opportunity for each of the Named Executive Officers pursuant to the MIP which, if earned, is payable in cash. This total target bonus is broken down into two components: (a) the MIP target bonus component (described in the table as “Annual Financial”), which was established for each participant; and (b) the Customer Success target bonus component (described in the table as “Customer Success”), which was established at 10% of base salary for all participants for 2013. Additional details regarding the MIP awards are described in the “Annual Incentive Plan” section of the Compensation Discussion and Analysis.

2013 Economic Profit Plan.    In 2013, the Committee approved a participation percentage for each Named Executive Officer pursuant to the EPP, which will be payable in cash in accordance with the terms of the EPP. This specified percentage is referred to as the participant’s carried interest which is outlined in more detail under the “Annual Long-Term Incentive Plan” section of the Compensation Discussion and Analysis and is described in the table as the “Economic Profit Plan.”

Equity Incentive Plan Awards.    There are a number of equity incentive plan awards granted under the Company’s 2011 Amended and Restated Stock Incentive Plan reflected in the Grants of Plan-Based Awards Table, each of which is briefly described below. Additional details regarding the awards described below are in the “Annual Long-Term Incentive Plan” section of the Compensation Discussion and Analysis.

2013 Annual LTI Awards.    During 2013, the Committee granted LTI awards consisting of 75% performance-based restricted stock units and 25% time-based restricted stock units to all Named Executive Officers as part of the annual awards process. Additional details regarding the LTI awards are described in the “2013 Annual LTI Equity Awards” section of the Compensation Discussion and Analysis.

2013 Ad Hoc LTI Awards.    During 2013, the Committee did not grant ad hoc LTI equity awards to any of our NEOs.

Grants of Plan-Based Awards for 2013

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)
(a)	(b)	(b1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
William R. Nuti	Annual Financial		350,000	1,400,000	4,200,000
	Customer Success		—	100,000	100,000
	Economic Profit Plan		—	4,310,678
	Performance-Based RSU	2/25/2013				34,981	139,925	174,906				3,749,990
	Time-Based RSU	2/25/2013							46,642			1,250,006
Robert P. Fishman	Annual Financial		131,250	525,000	1,575,000
	Customer Success		—	52,500	52,500
	Economic Profit Plan		—	526,446
	Performance-Based RSU	2/25/2013				4,548	18,191	22,739				487,519
	Time-Based RSU	2/25/2013							6,063			162,488
John G. Bruno	Annual Financial		137,500	550,000	1,650,000
	Customer Success		—	55,000	55,000
	Economic Profit Plan		—	759,851
	Performance-Based RSU	2/25/2013				4,548	18,191	22,739				487,519
	Time-Based RSU	2/25/2013							6,063			162,488
Peter A. Dorsman	Annual Financial		137,500	550,000	1,650,000
	Customer Success		—	55,000	55,000
	Economic Profit Plan		—	688,457
	Performance-Based RSU	2/25/2013				5,247	20,989	26,236				562,505
	Time-based RSU	2/25/2013							6,996			187,493
Jennifer M. Daniels	Annual Financial		93,750	375,000	1,125,000
	Customer Success		—	50,000	50,000
	Economic Profit Plan		—	404,967
	Performance-Based RSU	2/25/2013				3,148	12,593	15,741				337,492
	Time-Based RSU	2/25/2013							4,198			112,506

(1)  The amounts in columns (c), (d), and (e) reflect the potential award levels for each Named Executive Officer based on the 2013 Management Incentive Plan Objectives for Annual Financial and Customer Success. The Customer Success metric is “make or miss.” The Economic Profit Plan (the "EPP") uses a formula to credit or debit participants’ accounts (Bonus Banks) with a percentage (not to exceed 5.0%) of the Company’s economic profit or loss each year and pays out a portion of each participant’s Bonus Bank each year in accordance with the terms and conditions of the EPP. Because awards are determined under a formula and the Committee does not set a target amount under the EPP, in accordance with SEC guidelines the target amounts reported in the table above are the amounts that are expected to be paid in August 2014. We have not included a maximum amount since the maximum percent of economic profit that may be credited to any individual as a bonus credit for any particular performance period is 5% of the economic profit.
(2)  The amounts in columns (f), (g), and (h) reflect the threshold, target, and maximum number of performance-based restricted stock units that could be received by each Named Executive Officer under the SIP.
(3)  This column reflects time-based restricted stock units granted to the Named Executive Officers in 2013 under the SIP.
(4)  This column reflects the grant date fair value, as determined in accordance with FASB ASC Topic 718, of each equity award listed in the table. The grant date fair value of each performance-based restricted stock unit award is based on the probable outcome of the performance conditions as of the date of grant. These grants are subject to a two-year performance period and an additional time-based vesting condition.

Outstanding Equity Awards at Fiscal Year-End for 2013
(footnote disclosure to this table begins on page 47 of this proxy statement.)

			Option Awards (1)					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
William R. Nuti
	2/25/2013	(3)						46,642	1,588,627
	2/25/2013	(4)								174,906	5,957,307
	2/28/2012	(3)						52,059	1,773,130
	2/28/2012	(5)						199,595	6,798,222
	2/22/2011	(3)						55,432	1,888,014
	2/22/2011	(6)						249,446	8,496,131
	2/7/2011	(7)								107,031	3,645,476
	2/23/2010			63,552		12.81	2/22/2020
Robert P. Fishman
	2/25/2013	(3)						6,063	206,506
	2/25/2013	(4)								22,739	774,482
	2/28/2012	(3)						6,941	236,410
	2/28/2012	(5)						26,613	906,441
	2/22/2011	(3)						7,795	265,498
	2/22/2011	(6)						35,079	1,194,791
	2/23/2010			4,622		12.81	2/22/2020

Outstanding Equity Awards at Fiscal Year-End for 2013
(footnote disclosure to this table begins on page 47 of this proxy statement.)

			Option Awards (1)					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
John G. Bruno
	2/25/2013	(3)						6,063	206,506
	2/25/2013	(4)								22,739	774,482
	2/28/2012	(3)						11,569	394,040
	2/28/2012	(5)						44,354	1,510,706
	2/22/2011	(3)						23,386	796,527
	2/22/2011	(6)						105,236	3,584,338
	2/23/2010			16,177		12.81	2/22/2020
Peter A. Dorsman
	2/25/2013	(3)						6,996	238,284
	2/25/2013	(4)								26,236	893,607
	2/28/2012	(3)						11,569	394,040
	2/28/2012	(5)						44,354	1,510,706
	2/22/2011	(3)						10,394	354,020
	2/22/2011	(6)						46,772	1,593,054
	2/23/2010			8,378		12.81	2/22/2020
Jennifer M. Daniels
	2/25/2013	(3)						4,198	142,984
	2/25/2013	(4)								15,741	536,147
	2/28/2012	(3)						5,206	177,316
	2/28/2012	(5)						19,960	679,831
	2/22/2011	(3)						6,756	230,109
	2/22/2011	(6)						30,401	1,035,458
	5/1/2010		16,299	5,434		13.16	4/30/2020

(1) The awards in this column vest 25% on each anniversary of the grant date and will be fully vested on the fourth anniversary of the grant date.
(2)  The market value was calculated by multiplying the number of shares shown in the table by $34.06, which was the closing market price on December 31, 2013, the last trading day of our fiscal year.
(3)  Cliff vesting on third anniversary of the grant date.
(4)  Performance-based award with one year of a two-year performance period satisfied. Shown at maximum, or 125% of target. If performance goal achieved, 100% vests on October 25, 2016.
(5)  Performance-based award where the performance period is satisfied. Vests 50% on February 28, 2015 and 50% on October 28, 2015.
(6) Performance-based award where the performance period is satisfied. Vested on March 3, 2014.
(7) Special retention grant. Performance goals were achieved. Vested on February 7, 2014.

The table below sets forth information for each Named Executive Officer with respect to: (i) the exercise of stock options in 2013; (ii) the vesting of restricted stock and stock unit awards during 2013; and (iii) the vesting of performance-based restricted stock units during 2013.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
William R. Nuti	1,020,157	9,366,504	155,235	4,529,757
Robert P. Fishman	56,340	406,988	49,381	1,329,222
John G. Bruno	103,810	1,683,177	75,321	2,197,867
Peter A. Dorsman	138,280	2,456,116	44,671	1,274,120
Jennifer M. Daniels	—	—	27,853	813,308

Pension Benefits

The table following this discussion summarizes the present value of accrued benefits for the pension plans in which Messrs. Fishman and Dorsman participate. In 2004, we began transitioning our U.S. retirement program from a defined benefit to a defined contribution structure. In 2004, the Company closed its U.S. pension plans to new participants and froze pension benefits for existing U.S. participants under the age of 40. Effective December 31, 2006, our U.S. pension plans were frozen. Freezing the plans means that, while participants retain the pension benefits already accrued, no additional benefits will be earned after the effective date of the freeze. Since Messrs. Nuti and Bruno and Ms. Daniels joined the Company after the plans had been closed to new participants, they are not eligible for benefits under our defined benefit pension plans.

NCR Pension Plan.    The NCR Pension Plan is a non-contributory, qualified pension plan that previously covered all NCR employees based in the U.S. The NCR Pension Plan pays a monthly pension benefit and a cash balance benefit; the latter is credited with interest. These interest credits will continue despite the plan being frozen until commencement of payment of the PensionPlus benefit to a participant. Messrs. Fishman and Dorsman are the only Named Executive Officers who participate in the NCR Pension Plan.

NCR Nonqualified Excess Plan.    Until February 25, 2013, as described below, the Company also maintained the NCR Nonqualified Excess Plan (the “Excess Plan”), which paid the additional pension benefits that would be paid under the NCR Pension Plan if certain federal limits on the amount of pay that may be considered under the NCR Pension Plan were not in effect. Benefits were calculated in the same way as under the NCR Pension Plan, and the benefits vested after the earlier of three years of service or attaining age 65. However, if the participant terminated from the Company prior to reaching age 55, the entire benefit would be forfeited. Mr. Dorsman was the only Named Executive Officer who was a participant in the Excess Plan.

Supplemental Retirement Plan.    Until February 25, 2013, as described below, the Company also maintained a supplemental retirement plan for senior managers called the Retirement Plan for Officers of NCR (the “Officer Plan”). This plan covered senior managers appointed to specified executive levels after November 30, 1988. The Officer Plan paid monthly benefits in an amount equal to 2.5 percent of career average monthly pay for service after becoming a plan participant minus any monthly benefit under the NCR Pension Plan, other than PensionPlus, and any other NCR defined benefit plans related to the same service, and determined as of December 31, 2006. A participant became vested in the Officer Plan upon the earlier of completion of five years of service and death while employed by the Company. The full monthly pension benefit under the Officer Plan may begin at age 62, but could be started between age 55 and 62 in a reduced amount at the option of the participant after the participant terminated employment. Mr. Dorsman is the only Named Executive Officer who was a participant in the Officer Plan.

Termination of Excess Plan and Officer Plan.    On February 25, 2013, the Compensation and Human Resource Committee terminated the Excess Plan and the Officer Plan. In connection with the termination, Mr. Dorsman received a lump sum payment of $142,493 which was paid on June 7, 2013, at the same time payments were made to other Internal Revenue Code Section 409A grandfathered participants.

2013 Pension Benefits Table

		Number of Years	Present Value of
		Credited	Accumulated
		Service	Benefit (2)
Name	Plan Name	(#)	($)
William R. Nuti (1)		N/A	N/A
Robert P. Fishman	NCR Pension Plan	15.6	219,438
William R. Nuti (1)		N/A	N/A
Peter A. Dorsman	NCR Pension Plan	20.3	238,430
Jennifer M. Daniels (1)		N/A	N/A
(1)  Messrs. Nuti and Bruno and Ms. Daniels are not participants in, nor eligible with respect to, any of the Company’s pension plans because all of the U.S. plans were closed to new participants prior to their respective employment dates.
(2)  See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

The tables below show the amount of compensation that would have been paid, and/or benefits that would have been provided, to each of the Named Executive Officers in the event of specific types of terminations of each such executive’s employment on December 31, 2013. The tables also show the “full walk-away” number for each Named Executive Officer.

A description of potential payments and benefits and treatment of equity upon termination or change in control is provided below. See “Retirement Benefits”, “Change in Control Arrangements”, and “Severance Benefits” sections in the Compensation Discussion and Analysis for additional information about such items.

Change in Control Severance Plan

Under the Amended and Restated NCR Change in Control Severance Plan, (the “Change in Control Severance Plan”), benefits are paid only if both a Change in Control and a qualifying termination of employment occur. The compensation and/or benefits provided to each participant are based upon a “tier” level and conditioned upon such participant’s execution of a restrictive covenant and release agreement that includes confidentiality provisions and eighteen-month non-competition and non-solicitation provisions. Each Named Executive Officer participated in the Change in Control Severance Plan in 2013. Under this plan, if the executive’s employment is terminated by the Company other than for cause, death or disability, or if the executive resigns for good reason within two years after a change in control (or within six months prior to a change in control, if the executive can demonstrate that the termination occurred in connection with a change in control), then the Company or its successor will be obligated to pay or provide the following benefits:

•
A lump sum payment equal to 300 percent of the executive’s annual base salary and target bonus opportunity under the Management Incentive Plan for Tier I (Mr. Nuti), and 200 percent of the executive’s annual base salary and target bonus opportunity under the Management Incentive Plan for Tier II (the other Named Executive Officers);

•
A lump sum payment equal to a pro rata portion of the current year’s target bonus opportunity under the Management Incentive Plan, based on the number of days in the year prior to the date of termination;

•
Medical and dental benefits and life insurance coverage for the executive and his or her dependents at the same level he or she received during his or her employment for a period of three years for Tier I (Mr. Nuti) and two years for Tier II (the other Named Executive Officers);

•	Outplacement assistance for a period of one year; and

•	An excise tax gross-up, if applicable, only for individuals who were participants in the Change in Control Severance Plan prior to January 28, 2010.

The term “cause” generally means the willful and continued failure to perform assigned duties or the willful engaging in illegal or gross misconduct that materially injures the Company.

The term “good reason” generally means: (i) a reduction in duties or reporting requirements; (ii) a reduction in base salary; (iii) failure to pay incentive compensation when due; (iv) a reduction in target or maximum incentive opportunities; (v) failure to continue the equity award or other employee benefit programs; (vi) a relocation of an executive’s office by more than forty miles; or (vii) failure by a successor to assume the Change in Control Severance Plan.

The term “change in control” generally means any of the following: (i) an acquisition of 30% or more of our stock by any person or group, other than the Company, our subsidiaries or employee benefit plans; (ii) a change in the membership of our Board of Directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of substantially all of our assets in which any one of the following is true – the stockholders of NCR immediately preceding the change in control do not hold at least 50% of the combined enterprise, there is a 30%-or-more stockholder of the combined enterprise (other than as a result of conversion of the stockholder’s pre-combination interest in the Company), or the members of our Board of Directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholder approval of a complete liquidation.

Treatment of Economic Profit Plan Bonus Bank upon Change in Control.    Upon a change in control each Named Executive Officer will be entitled to receive 100% of the Bonus Bank within 30 days of the date of the change in control.

Treatment of Equity upon Termination in Connection with a Change in Control

Stock Options and Restricted Stock Units.    Under the Stock Incentive Plan and applicable award agreements, the timing of any accelerated vesting depends upon whether the acquirer assumes the awards. If the acquirer does not assume the awards, the Named Executive Officer’s unvested options will vest and become exercisable and unvested restricted stock units (RSUs) will vest upon a change in control. If the acquirer does assume the awards, the unvested options and RSUs will vest and, in the case of options, become exercisable if the Company terminates the Named Executive Officer’s employment within 24 months following the change in control for a reason other than cause or disability or, if the Named Executive Officer is subject to the NCR Change in Control Severance Plan or other applicable severance plan, and such Named Executive Officer terminates his employment for good reason within that 24-month period. Such stock options generally will remain exercisable until the earlier of: (i) the first anniversary of the date of termination of employment; and (ii) the expiration of the term of the stock option.

Performance-Based Equity.    Under the Stock Incentive Plan and applicable award agreements, the timing of the vesting of performance-based equity depends upon whether the acquirer assumes the awards. If the acquirer does not assume the awards, they will vest immediately, based on:

•	target amounts if less than one-half of the applicable performance period is complete; and

•	actual results if at least one-half of the applicable performance period is complete.

If the acquirer does assume the awards in connection with the change in control, the awards will vest at the end of the original vesting period based on:

•	target amounts if less than one-half of the applicable performance was complete at the time of the change in control; and

•	actual results if at least one-half of the applicable performance period was complete at the time of the change in control.
If the Company terminates a Named Executive Officer’s employment within 24 months following the change in control for a reason other than cause or disability or, if the Named Executive Officer is subject to the NCR Change in Control Severance Plan or other applicable severance plan, and such Named Executive Officer terminates his employment for good reason within that 24-month period, the awards will vest immediately based on:

•	target amounts if less than one-half of the applicable performance was complete at the time of the change in control;

•	actual results if at least one-half of the applicable performance period was complete at the time of the change in control.
Treatment of Equity upon Termination

Under the Stock Incentive Plan, the treatment of outstanding equity awards held by our NEOs upon termination of employment differs based on the form of equity award, the grant agreement in use at a given time, and the reason for the termination, as summarized below.

Stock Options.    In general, any unvested stock options held by our NEOs will vest and become exercisable upon termination of the officer’s employment due to death or long-term disability and will remain exercisable for specified periods of time governed by the NEO’s age at the time of death or disability. Unvested stock options held by NEOs are forfeited upon termination of an NEO’s employment due to retirement, an involuntary termination of employment without cause or voluntary resignation, and all unexercised stock options, whether vested or unvested, are forfeited upon termination of employment for cause.

Restricted Stock Units (RSUs).    The treatment of unvested RSUs held by our NEOs upon termination of employment due to death, disability or involuntary termination without cause varies depending on the year of the grant. The most recent agreements provide for pro rata vesting of a portion of unvested RSUs upon such termination, and for awards granted prior to 2012, a pro rata portion of unvested RSUs will vest in the event of retirement. The pro rata portions are determined based on the length of service during the applicable vesting period. All unvested RSUs are forfeited upon our NEOs’ voluntary resignation or termination of employment for cause.

Performance-Based Restricted Stock Units.    In general, a pro rata portion of any unvested performance-based restricted stock units held by an NEO will vest at a calculated date (depending upon the year of issuance of the grant) for termination of employment due to death, disability, retirement (with respect to retirement, only in the case of awards granted prior to 2012) or an involuntary termination of employment without cause. Such pro rata portion is determined based on the length of service during the applicable vesting period and the Company’s achievement of performance objectives. All unvested performance-based restricted stock units held by our NEOs are forfeited upon our NEOs’ voluntary resignation or termination of employment for cause.

In addition, unvested equity awards are forfeited and deemed canceled, and the fair market value of previously vested awards is subject to a repayment obligation, if, during the participant’s employment or within the twelve months following his or her employment, the participant competes with the Company, induces or attempts to induce any Company employee to terminate his or her employment with the Company, or solicits business from firms or companies (including customers) with which the participant worked during the two years prior to the participant’s termination. Equity awards are also subject to forfeiture if the participant fails to keep the terms of the award agreement confidential, or engages, as determined by the Committee, in misconduct in connection with the participant’s employment.

Treatment of Economic Profit Plan Bonus Bank upon Termination

Resignation or Termination for Cause.    A voluntary resignation or termination for cause would result in immediate forfeiture of the entire Bonus Bank.

Other Forms of Termination.    Our NEOs will receive a bonus credit to their Bonus Bank for the current performance period through the end of the quarter in which the termination occurs. The NEOs will then receive a percentage of the Bonus Bank, as set forth below. The payments of the Bonus Bank will be made in four equal installments on each of the first four 6-month anniversaries of the termination other than payment in the case of death which will be made within 30 days. In the event the cash flow test under the EPP is not satisfied in the year prior to the year of termination, the first installment payment will be delayed and paid at the time of the second installment payment.

Involuntary Termination without Cause or a Resignation for Good Reason.    The EPP participant will be eligible to receive 67% of the Bonus Bank.

Termination due to Retirement, Disability, or Death.    The EPP participant, or the EPP participant’s estate, will be eligible to receive 100% of the Bonus Bank.

Separation Payments and Benefits

In the case of severance agreements, it is generally our practice to negotiate the terms of such agreements, when needed, with each of our executives, including our NEOs. Such negotiated agreements typically include non-competition, non-solicitation and confidentiality provisions. The severance arrangement with our CEO is set forth in the letter agreement described in detail in the “Agreements with our Named Executive Officers” section on page 41 of this proxy statement.

Involuntary Termination Without Cause.    The 2012 U.S. RIF Plan for all US employees (including the NEOs, other than the CEO) was amended effective April 1, 2013, wherein the Company will provide reasonable and market-competitive severance benefits to certain employees, including our NEOs other than the CEO, when appropriate, based on specific guidelines established for each grade/position across the enterprise.

Resignation or Termination for Cause.    A resignation or a termination for cause would not result in any additional compensation, severance or benefits.

Death and Disability Benefits

Benefits provided to NEOs under the termination scenarios of death or disability depend on the individual level of benefits chosen by the NEOs during the annual benefits enrollment process. The NEOs receive the same Company provided life insurance coverage, short-term disability coverage, and long-term disability coverage as the general Company population. These core coverages are 100 percent of base salary for life insurance (up to a maximum benefit of $1,200,000 for core life insurance; additional limits apply if supplemental coverage is purchased), 100 percent of base salary for six weeks and 66.67 percent of base salary for the remainder of a 26-week period for short-term disability coverage, and 50 percent of base salary for the duration of an employee’s long-term disability for long-term disability coverage (up to a maximum of $15,000 per month). Each employee has the option of opting out or choosing a higher level of coverage at his or her own expense.

Potential Payments upon Termination or Change in Control Table

The table that follows shows the estimated amounts each Named Executive Officer would have received upon the occurrence of the events listed in the table as of December 31, 2013:

	Termination upon Change in Control(1)	Involuntary Termination Without Cause (2)	Death	Disability	Voluntary Resignation	Termination for Cause
William R. Nuti
Cash Severance	$7,500,000	$3,750,000	$—	$—	$—	$—
Prorata Bonus(3)	1,500,000	630,000	630,000	630,000	—	—
Stock Options(4),(5)	1,350,480	—	1,350,480	1,350,480	—	—
Restricted Stock & Performance-Based Shares(4),(5),(6)	28,993,571	20,133,615	19,218,083	19,218,083	—	—
Welfare Benefits	48,222	23,080	—	—	—	—
Economic Profit Plan(7)	13,062,661	8,751,983	13,062,661	13,062,661	—	—
Excise Tax Gross-Up(4),(8),(9),(10),(11)	—	—	—	—	—	—
Outplacement	10,000	10,000	—	—	—	—
Life Insurance(12)	—	—	1,000,000	—	—	—
Total Benefits Payable upon Termination	$52,464,934	$33,298,678	$35,261,224	$34,261,224	—	—
Vested Benefits
Vested and Outstanding Stock Options(4)	$—	$—	$—	$—	$—	$—
Savings Plan(13)	528,634	528,634	528,634	528,634	528,634	528,634
Pension(14)	—	—	—	—	—	—
Total Vested Benefits	$528,634	$528,634	$528,634	$528,634	$528,634	$528,634
Total Benefits Available at Termination(15)	$52,993,568	$33,827,312	$35,789,858	$34,789,858	$528,634	$528,634

	Termination upon Change in Control(1)	Involuntary Termination Without Cause (2)	Death	Disability	Voluntary Resignation	Termination for Cause
Robert P. Fishman
Cash Severance	$2,205,000	$551,250	$—	$—	$—	$—
Prorata Bonus(3)	577,500	236,000	236,000	236,000	—	—
Stock Options(4),(5)	98,218	—	98,218	98,218	—	—
Restricted Stock & Performance-Based Shares(4),(5),(6)	3,434,188	2,281,441	2,159,438	2,159,438	—	—
Welfare Benefits	28,943	6,988	—	—	—	—
Economic Profit Plan(7)	1,595,290	1,068,844	1,595,290	1,595,290	—	—
Excise Tax Gross-Up(4),(8),(9),(10),(11)	—	—	—	—	—	—
Outplacement	10,000	10,000	—	—	—	—
Life Insurance(12)	—	—	525,000	—	—	—
Total Benefits Payable upon Termination	$7,949,139	$4,154,523	$4,613,945	$4,088,945	—	—
Vested Benefits
Vested and Outstanding Stock Options(4)	$—	$—	$—	$—	$—	$—
Savings Plan(13)	698,920	698,920	698,920	698,920	698,920	698,920
Pension(14)	181,566	181,566	94,129	181,566	181,566	181,566
Total Vested Benefits	$880,486	$880,486	$793,050	$880,486	$880,486	$880,486
Total Benefits Available at Termination(15)	$8,829,625	$5,035,009	$5,406,995	$4,969,431	$880,486	$880,486

	Termination upon Change in Control(1)	Involuntary Termination Without Cause (2)	Death	Disability	Voluntary Resignation	Termination for Cause
John G. Bruno
Cash Severance	$2,310,000	$577,500	$—	$—	$—	$—
Prorata Bonus(3)	605,000	248,000	248,000	248,000	—	—
Stock Options(4),(5)	343,761	—	343,761	343,761	—	—
Restricted Stock & Performance-Based Shares(4),(5),(6)	7,116,660	5,505,322	5,302,699	5,302,699	—	—
Welfare Benefits	30,023	7,258	—	—	—	—
Economic Profit Plan(7)	2,302,580	1,542,728	2,302,580	2,302,580	—	—
Excise Tax Gross-Up(4),(8),(9),(10),(11)	—	—	—	—	—	—
Outplacement	10,000	10,000	—	—	—	—
Life Insurance(12)	—	—	550,000	—	—	—
Total Benefits Payable upon Termination	$12,718,024	$7,890,808	$8,747,040	$8,197,040	—	—
Vested Benefits
Vested and Outstanding Stock Options(4)	$—	$—	$—	$—	$—	$—
Savings Plan(13)	156,312	156,312	156,312	156,312	156,312	156,312
Pension(14)	—	—	—	—	—	—
Total Vested Benefits	$156,312	$156,312	$156,312	$156,312	$156,312	$156,312
Total Benefits Available at Termination(15)	$12,874,336	$8,047,120	$8,903,352	$8,353,352	$156,312	$156,312

	Termination upon Change in Control(1)	Involuntary Termination Without Cause (2)	Death	Disability	Voluntary Resignation	Termination for Cause
Peter A. Dorsman
Cash Severance	$2,310,000	$577,500	$—	$—	$—	$—
Prorata Bonus(3)	605,000	—	—	—	—	—
Stock Options(4),(5)	178,033	—	178,033	178,033	—	—
Restricted Stock & Performance-Based Shares(4),(5),(6)	4,810,709	3,239,276	3,036,449	3,036,449	1,837,775	—
Welfare Benefits	28,727	6,934	—	—	—	—
Economic Profit Plan(7)	2,086,232	1,397,775	2,086,232	2,086,232	—	—
Excise Tax Gross-Up(4),(8),(9),(10),(11)	2,601,605	—	—	—	—	—
Outplacement	10,000	10,000	—	—	—	—
Life Insurance(12)	—	—	550,000	—	—	—
Total Benefits Payable upon Termination	$12,630,305	$5,231,486	$5,850,714	$5,300,714	1,837,775	—
Vested Benefits
Vested and Outstanding Stock Options(4)	$—	$—	$—	$—	$—	$—
Savings Plan(13)	331,706	331,706	331,706	331,706	331,706	331,706
Pension(14)	235,224	235,224	110,907	235,224	235,224	235,224
Total Vested Benefits	$566,930	$566,930	$442,613	$566,930	$566,930	$566,930
Total Benefits Available at Termination(15)	$13,197,235	$5,798,415	$6,293,327	$5,867,643	$2,404,705	$566,930

	Termination upon Change in Control(1)	Involuntary Termination Without Cause (2)	Death	Disability	Voluntary Resignation	Termination for Cause
Jennifer M. Daniels
Cash Severance	$1,850,000	$462,500	$—	$—	$—	$—
Prorata Bonus(3)	425,000	172,500	172,500	172,500	—	—
Stock Options(4),(5)	113,571	—	113,571	113,571	—	—
Restricted Stock & Performance-Based Shares(4),(5),(6)	2,698,048	1,860,221	1,768,770	1,768,770	—	—
Welfare Benefits	28,943	6,988	—	—	—	—
Economic Profit Plan(7)	1,227,174	822,207	1,227,174	1,227,174	—	—
Excise Tax Gross-Up(4),(8),(9),(10),(11)	—	—	—	—	—	—
Outplacement	10,000	10,000	—	—	—	—
Life Insurance(12)	—	—	500,000	—	—	—
Total Benefits Payable upon Termination	$6,352,736	$3,334,415	$3,782,015	$3,282,015	—	—
Vested Benefits
Vested and Outstanding Stock Options(4)	$340,649	$340,649	$340,649	$340,649	$340,649	$340,649
Savings Plan(13)	75,566	75,566	75,566	75,566	75,566	75,566
Pension(14)	—	—	—	—	—	—
Total Vested Benefits	$416,215	$416,215	$416,215	$416,215	$416,215	$416,215
Total Benefits Available at Termination(15)	$6,768,951	$3,750,630	$4,198,229	$3,698,229	$416,215	$416,215

(1)  The payments reported in this column are based on the occurrence of a “double trigger” event (a qualifying change in control followed by a qualifying termination) in which the applicable equity awards are assumed in connection with a change in control. In the event that a qualifying change in control occurs and the applicable equity awards are not assumed, then the stock options and performance-based restricted stock unit awards would vest in full immediately prior to the change in control. In either case, the performance-based restricted stock unit awards would vest either at the target level or based on actual performance, depending on when the change in control occurs. The payments reported in this column assume that performance was achieved at the maximum award level of 150% for the February 22, 2011 performance-based restricted stock unit awards, at 127.8% for the February 28, 2012 performance-based restricted stock unit awards, and at 100.8% for the February 25, 2013 performance-based restricted stock unit awards.
(2)  The amounts provided in this column are estimates (based on 26 weeks of severance that includes base salary and target bonus) because the cash severance payment is subject to individual negotiation. For Mr. Nuti, the amount in this column equals the amount he would receive upon a termination without cause or for good reason under the terms of his letter agreement described in the “Agreements with our Named Executive Officers” section on page 41 of this proxy statement.
(3)  The payments reported in this row are based on the Management Incentive Plan target bonus for 2013 for Change in Control and actual bonus for 2013 for other termination reasons.
(4)  Equity valuations assume closing price of NCR common stock on December 31, 2013 of $34.06.
(5)  The payments reported in these rows include only unvested awards. Mr. Dorsman will receive a pro rata portion of his 2011 granted restricted stock units upon a voluntary resignation since he is eligible for retirement treatment, as described above in the “Treatment of Equity upon Termination” section. Mr. Dorsman is the only Named Executive Officer who is eligible for a pro rata portion of any unvested restricted stock units in the event of a voluntary resignation.
(6)  The payments reported in this row assume that performance will be achieved at 150% of the February 22, 2011 performance-based restricted stock unit awards, at 127.8% for the February 28, 2012 performance-based restricted stock unit awards and at 100.8% for the February 25, 2013 performance-based restricted stock unit awards for Change in Control and Termination without Cause, and at target (100%) for death and disability for all performance-based restricted stock unit awards.
(7)  The payments reported in this row reflect a 67% payout of the Bonus Bank upon an involuntary termination without cause and a 100% payout of the Bonus Bank upon a Change in Control, death or disability.
(8)  Pursuant to an amendment to the Change in Control Severance Plan, the excise tax gross-up does not apply to any participant who enters the plan after January 27, 2010.
(9)  For purposes of calculating the excise tax gross-up, the parachute value of stock options was calculated using the Black-Scholes option valuation methodology and the following assumptions:
(a)  Volatility – 40.1%
(b)  Dividend Yield – 0%
(c)  Risk Free Rate – 0.78%
(d)  Option Term – 1 year
(10)  Discount rates to determine the present values of the accelerated benefit of stock options and restricted shares for the parachute calculation were:
(a)  Short Term – 0.30%
(b)  Mid Term – 1.97%
(c)  Long Term – 3.95%
(11)  The excise tax gross-up is calculated using a 20% excise tax rate and a 40% individual income tax rate.
(12)  Proceeds would be payable by a third-party insurer.
(13)  The amounts reported in “Savings Plan” include contributions made directly to such plans by the Named Executive Officers.
(14)  The payments reported in this row represent the present value of the accumulated benefit under the Company’s qualified and nonqualified pension plans as of December 31, 2013.
(15)  The “Total Benefits Available at Termination” row reflects all cash and benefits due the Named Executive Officer, including outstanding vested options, and benefits under the Company’s various retirement and pension plans.

DIRECTOR COMPENSATION
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Pursuant to authority granted to it by NCR’s Board of Directors, the Committee on Directors and Governance (the “Directors Committee”) adopted the NCR Director Compensation Program (the "2013 Program"), effective as of April 23, 2013, replacing the previous NCR Director Compensation Program (the "2010 Program"), effective as of April 27, 2010. The 2013 Program provides for the payment of annual retainers and annual equity grants to non-employee members of NCR’s Board of Directors. Mr. Nuti does not receive remuneration for his service as Chairman of the Board of NCR.

Annual Retainer

Under the 2013 Program, each non-employee member of NCR’s Board received an annual retainer of $75,000. The Independent Lead Director receives an additional annual retainer of $40,000 for service in such role. Ms. Levinson served as Independent Lead Director until July 24, 2013, and Mr. Boykin assumed the role as Independent Lead Director on July 25, 2013. Both directors received pro-rated amounts based on their time in such role. Additionally under the 2013 Program, directors receive remuneration for their services as Committee Chairs: Mr. Boykin and Mr. Kuehn each received prorated amounts of $34,000 as Chair of the Audit Committee; Mr. Daichendt received $18,000 as Chair of the Committee on Directors and Governance; and Ms. Levinson received $27,000 as Chair of the Compensation and Human Resource Committee. Annual retainers are paid in four equal installments on June 30, September 30, December 31, and March 31. The March 31, 2013 retainer payments were made based on the annual retainer schedule of the 2010 Program. Retainer payments in June, September and December 2013 were made based on the annual retainer schedule of the 2013 Program as described above.

In accordance with the 2010 Program and 2013 Program, each director has the option to receive his or her annual retainer in the form of cash or common stock, or an equal distribution of each. In the table below, the amounts reported in the first column represent the annual retainer earned by the directors in 2013 and paid in cash. To the extent a director elected to receive all or a portion of his or her annual retainer in common stock, the grant date fair value of the common stock, as determined in accordance with FASB ASC Topic 718, is reflected in the stock awards column.

Prior to January 1 of each year, directors may elect to defer receipt of the annual retainer until they cease to serve as a director of the Company.

Initial Equity Grant

The 2010 Program provided that, upon initial election to the Board, each non-employee director would receive a grant of restricted stock or restricted stock units. The 2013 Program eliminates this grant. No initial equity grants were awarded in 2013 prior to the approval of the 2013 Program.

Annual Equity Grant

The 2013 Program provides that, on the date of each annual meeting of NCR’s stockholders, each non-employee director is granted restricted stock or restricted stock units, the value of which is determined by the Directors Committee. In February 2010, the Directors Committee recommended, and the Board agreed, that the value of the annual equity award to be granted to each non-employee director would be $175,000. The Directors Committee and the Board determined that this action was appropriate based on, among other things, a desire to retain and attract highly qualified and experienced directors, an increased workload for NCR’s directors that was expected to, and did, continue into 2013 and will continue into 2014, and a review of competitive board pay practices.

Pursuant to the 2013 Program, on April 24, 2013, the date of the 2013 Annual Meeting, each non-employee director received restricted stock units valued at $175,000. In accordance with the 2010 Program, Ms. Levinson also received $50,000 granted in the form of restricted stock units with a grant date fair value of $49,998 in connection with her service as a member of the Board of Directors of NCR Brasil – Industria de Equipamentos Para Automacao S.A. Under the 2013 Program, Ms. Levinson will receive $40,000 granted in the form of restricted stock units in connection with her service as a member of the Board of Directors of NCR Brasil – Industria de Equipamentos Para Automacao S.A.

Any restricted stock or restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that otherwise would be received upon vesting of restricted stock units. In 2013 Messrs. Boykin, Clemmer, and DeRodes elected to defer receipt of shares upon vesting of restricted stock units until the date upon which each of them ceases to serve as a director.

Mid-Year Equity Grant

The 2013 Program also provides that each non-employee director who is newly elected to the Board after the annual stockholders meeting may receive a grant of stock options and/or restricted stock or restricted stock units. Any restricted stock or restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of restricted stock units. There were no mid-year equity grants in 2013.

Stock Ownership Guidelines

The Board of Directors’ Corporate Governance Guidelines include stock ownership guidelines, which operate to promote commonality of interest between non-employee directors and stockholders by encouraging non-employee directors to accumulate a substantial stake in the Company’s common stock. Beginning with the 2013 Program, the guidelines encourage non-employee directors to accumulate ownership of NCR common stock equal to four times the amount of his or her annual retainer within three years after he or she is first elected to the Board. The 2010 Program guidelines encouraged ownership of NCR common stock equal to two times the amount of his or her annual retainer. For these purposes, ownership includes shares owned outright by the non-employee directors, interests in restricted stock, restricted stock units or deferred shares. Stock options are not taken into consideration in determining whether a director has met the ownership guidelines. As of December 31, 2013, all of our non-employee directors have exceeded these guidelines.

The table below describes 2013 compensation for our non-employee directors. There were no amounts reportable under non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings or all other compensation in 2013.

Director Compensation for 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Edward ("Pete") Boykin	—	293,348	293,348
Richard Clemmer	—	261,933	261,933
Gary Daichendt	48,861	223,914	272,775
Robert DeRodes	—	257,620	257,620
Kurt Kuehn	95,122	175,000	270,122
Linda Fayne Levinson	68,187	283,252	351,439
Deanna Oppenheimer	86,861	175,000	261,861

(1)  Represents the cash retainer earned in 2013. Messrs. Boykin, DeRodes, and Clemmer elected to receive their cash retainer in deferred shares in lieu of cash payments. Ms. Levinson and Mr. Daichendt elected to receive one-half of their cash retainers in current shares. These deferred and current shares are reported in the “Stock Awards” column. Mr. Kuehn and Ms. Oppenheimer elected to receive their cash retainer as a cash payment.
(2)  This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of RSU awards, deferred shares (also referred to as “phantom shares”) paid in lieu of cash annual retainers, and current shares paid in lieu of the cash annual retainers, in each case in 2013. See Note 8 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for an explanation of the assumptions we made in the valuation of these awards.

The table below shows the grant date fair value of the shares received for retainer payments and RSU awards:

Name	Annual Equity RSU Grant ($)	Current Stock in lieu of cash ($)	Deferred Stock in lieu of cash ($)
Edward ("Pete") Boykin	175,000	—	118,348
Richard Clemmer	175,000		86,933
Gary Daichendt	175,000	48,914	—
Robert DeRodes	175,000	82,619	—
Kurt Kuehn	175,000	—	—
Linda Fayne Levinson	215,010	68,242	—
Deanna Oppenheimer	175,000	—	—

The following table shows the number of shares underlying each option award outstanding and the number of RSUs and deferred shares outstanding for each of the non-employee directors as of December 31, 2013:

Name	Options Outstanding as of 12/31/13 #	RSUs Outstanding as of 12/31/13 #	Deferred Shares Outstanding as of 12/31/13 #
Edward ("Pete") Boykin	76,143	—	87,258
Richard Clemmer	61,167	—	60,103
Gary Daichendt	68,143	3,287	—
Robert DeRodes	61,167	—	22,388
Kurt Kuehn	10,039	—	12,217
Linda Fayne Levinson	84,143	—	8,077
Deanna Oppenheimer	6,849	—	6,574

EQUITY COMPENSATION PLAN INFORMATION
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

The table below shows information regarding awards outstanding and shares available for issuance as of December 31, 2013 under our Management Stock Plan that was in effect through April 25, 2006, our NCR Corporation 2011 Amended and Restated Stock Incentive Plan that was in effect through April 24, 2013 and our NCR Corporate 2013 Stock Incentive Plan (collectively referred to below as the "Stock Incentive Plan"):

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)

Plan Category
	(a)		(b)	(c)
Equity compensation plans approved by stockholders:
Management Stock Plan(1)	542,488	(2)	$15.80	—
Stock Incentive Plan(3)	7,667,104	(4)	$17.82	10,594,970
Equity compensation plans not approved by stockholders	—		—	—
Total	8,209,592		$17.32	10,594,970

(1)  The NCR Management Stock Plan was adopted with stockholder approval, effective January 1, 1997. There were no shares authorized under the plan as of December 31, 2007. The NCR Management Stock Plan was terminated as of April 26, 2006, upon the stockholders’ approval of the Stock Incentive Plan; however, such termination did not affect awards previously granted and outstanding under the NCR Management Stock Plan.
(2)  Outstanding consists of 481,628 stock options and 60,860 restricted stock awards and units.
(3)  The Stock Incentive Plan was adopted with stockholder approval, effective April 26, 2006, and amended on April 27, 2011 and a new plan was approved effective April 24, 2013.
(4) Outstanding consists of 1,456,751 stock options, 5,492,666 restricted stock awards and units, and 717,687 additional shares that would be issued if outstanding performance-based awards are earned at maximum payout.

RELATED PERSON TRANSACTIONS

Under its charter, the Committee on Directors and Governance is responsible for the review of all related person transactions. In January 2007, the Board of Directors formalized in writing a Related Person Transactions Policy that provides that each related person transaction be considered for approval or ratification (i) by the Company’s Committee on Directors and Governance or (ii) if the Committee on Directors and Governance determines that the approval or ratification of the related person transaction should be considered by all of the disinterested members of the Board of Directors, by a majority vote of such disinterested members of the Board of Directors.

The policy requires each director and executive officer of the Company to use reasonable efforts to report to the Company’s General Counsel any transaction that could constitute a related person transaction prior to the transaction. The General Counsel must advise the Chairman of the Committee on Directors and Governance of any related person transaction of which the General Counsel becomes aware, whether as a result of reporting or otherwise. The Committee on Directors and Governance then considers each such related person transaction, unless the Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, in which case such disinterested members of the Board of Directors consider the transaction. Except as set forth below, a related person transaction that is not approved in advance shall not be entered into by the Company unless the effectiveness of the transaction is expressly subject to ratification by the Committee on Directors and Governance or the disinterested members of the Board, as applicable.

If the Company enters into a transaction that it subsequently determines is a related person transaction or a transaction that was not a related person transaction at the time it was entered into but thereafter became a related person transaction, then in either such case the related person transaction shall be presented to the Committee on Directors and Governance or the disinterested members of the Board of Directors, as applicable, for ratification. If such related person transaction is not ratified, then the Company shall take all reasonable actions to attempt to terminate the Company’s participation in that transaction.

Under the policy, a related person transaction generally means any transaction involving or potentially involving an amount in excess of $120,000 in which the Company or any of its subsidiaries is a participant and in which any of its directors or director nominees, executive officers or 5% stockholders, or any immediate family members of any of the foregoing, has or will have a direct or indirect material interest.

In considering whether to approve or ratify a related person transaction or relationship, the Committee on Directors and Governance or the disinterested members of the Board of Directors, as applicable, considers all relevant factors, including:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Transactions and relationships that are required to be disclosed under applicable securities laws and regulations are disclosed in the Company’s proxy statement. Since the beginning of the Company’s 2013 fiscal year, the Committee on Directors and Governance has not identified any related person transactions requiring such disclosure.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the approximate fees for professional audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), for the audit of the Company’s financial statements for fiscal years 2013 and 2012, as well as the approximate worldwide fees billed for other services rendered by PricewaterhouseCoopers in such years:

Service	2013	2012
Audit Fees(1)	$7,441,000	$6,529,405
Audit-Related Fees(2)	$227,000	$216,000
Subtotal	$7,668,000	$6,745,405
Tax Fees(3)	$632,500	$539,000
All Other Fees(4)	$30,300	$47,000
Subtotal	$662,800	$586,000
Total Fees	$8,330,880	$7,331,405

(1)  Includes fees required for the review and examination of NCR’s consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews of interim financial statements, statutory audits, and consultations by management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies. Also includes attestation services and review services associated with the Company’s filings with the SEC.
(2)  Includes fees related to financial audits of employee benefit plans and services related to the filing of securities reports for one of the Company’s international subsidiaries.
(3)  Generally includes tax compliance, tax advice, tax planning and expatriate services. In 2013 and 2012, respectively, fees for tax services include:
(a)  $52,000 and $225,000 for tax compliance including the preparation, review and filing of tax returns;
(b)  $544,000 and $249,000 for tax audit consultation and assistance;
(c)  $36,500 and $15,000 for local country statutory financial statement services incidental to the preparation of local country tax returns and tax consultation services among other things; and
(d)  Zero and $50,000 for expatriate services including tax return preparation, tax equalization calculations, tax consultancy, and related international assignment administration services.
 (4)  Includes fees for all other work performed by PricewaterhouseCoopers that does not meet the above category descriptions. In 2013, of these fees, approximately 45% related to several agreed upon procedure engagements, approximately 32% related to advisory services, approximately 13% related to an attestation engagement in Spain related to compliance with the electronic waste legislation and approximately 10% related to licensing and proprietary software for accounting research. In 2012, of these fees, approximately 85% related to several agreed upon procedure engagements, approximately 9% related to an attestation engagement in Spain related to compliance with the electronic waste legislation and approximately 6% related to licensing and proprietary software for accounting research.

The charter of the Audit Committee requires that all auditing and non-auditing services to be provided to the Company by its independent accountants be pre-approved by the Audit Committee. The Audit Committee has adopted policies and procedures regarding its pre-approval of these services (the “Pre-Approval Policy”). The Pre-Approval Policy, which is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm, includes the following principles and restrictions, among others:

•
In no case should NCR or its consolidated subsidiaries retain the Company’s independent registered public accounting firm or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•
Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Audit Committee and a determination that such services would not impair the independence of the Company’s independent registered public accounting firm. Specific pre-approvals by the Audit Committee will also be required for any material changes or additions to the pre-approved services.

•	The Audit Committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by the Company in a fiscal year be less than 1 to 1.

•
The Audit Committee will not permit the exclusive retention of NCR’s independent registered public accounting firm in connection with a transaction initially recommended by the independent auditors, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•
Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and updated on a quarterly basis by the Audit Committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the Audit Committee.

•
The Corporate Controller will report to the Audit Committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries.

•
Back-up documentation will be provided to the Audit Committee by management and/or the independent registered public accounting firm when requesting pre-approval of services by the Company’s independent registered public accounting firm. At the request of the Audit Committee, additional detailed documentation regarding the specific services will be provided.

•
Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Corporate Controller, with the support of the independent registered public accounting firm, and must include a joint statement as to whether, in the view of management and the independent registered public accounting firm, the request or application is consistent with the SEC’s rules on auditor independence.

At the beginning of each fiscal year, management and the Company’s independent registered public accounting firm propose the audit and non-audit services to be provided by the firm during that year. The Audit Committee reviews and pre-approves the proposed services taking into account, among other things, the principles and restrictions set forth in the Pre-Approval Policy. Under the Pre-Approval Policy, the Audit Committee also has delegated to its Chair limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed, or to further delegate such authority to another Audit Committee member. The Chair (or his delegate) must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for its review and approval. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The audit, non-audit, tax and all other non-audit services provided by PricewaterhouseCoopers to the Company, and the fees charged for such services, are actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for NCR. Part of the Audit Committee’s ongoing monitoring includes a review of any de minimis exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the Audit Committee. In 2013 and 2012, of those total amounts reported above, all activities were pre-approved by the Audit Committee prior to commencement, thus no de minimis activity was reported.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee consists of four directors, each of whom is independent as determined by the Board of Directors based on independence standards set forth in the Board’s Corporate Governance Guidelines, which meet, and in some cases exceed, the listing standards of the New York Stock Exchange (“NYSE”) and the applicable rules of the U.S. Securities and Exchange Commission (“SEC”). In accordance with NYSE rules, all members are “financially literate.” In addition, all of its members are “audit committee financial experts” as defined under applicable SEC rules. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Committees of the Board.” The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The Audit Committee charter is available under “Corporate Governance” on the “About NCR” page of the Company’s website at http://www.ncr.com/about-ncr/corporate-governance.

In general, NCR’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), NCR’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as an independent audit of the Company’s internal control over financial reporting.

In the course of fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with NCR management the Company’s audited financial statements for fiscal year 2013, as well as its quarterly public earnings releases and its quarterly reports on Form 10-Q, and, together with the Board, has reviewed and discussed the Company’s Annual Report on Form 10-K and this proxy statement. In addition, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with PricewaterhouseCoopers its independence. In connection with its discussions concerning the independence of its independent registered public accounting firm, the Audit Committee adopted its annual policy requiring that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries. The committee also reviewed its procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee has reviewed NCR’s critical accounting policies and alternative policies with management and the Company’s independent registered public accounting firm to determine that both are in agreement that the policies currently being used are appropriate.

The Audit Committee met in executive session at its regular meetings periodically throughout the year with both PricewaterhouseCoopers and the internal auditors. It also met privately on occasion with the Chief Financial Officer, who has unrestricted access to the committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Dated:    February 24, 2014

The Audit Committee:

Kurt P. Kuehn, Chair
Edward P. Boykin
Richard L. Clemmer
Deanna W. Oppenheimer

DIRECTORS’ PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014
(Item 2 on Proxy Card)

The Board’s Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for 2014 and the Board has approved this selection. Although stockholder ratification of this appointment of the Company’s independent registered public accounting firm is not required, the Board is asking that you ratify this appointment as a matter of good corporate governance.

PricewaterhouseCoopers has been the Company’s independent registered public accounting firm for many years and is a leader in providing audit services to companies in the high-technology industry. The Board believes that PricewaterhouseCoopers is well qualified to serve as NCR’s independent registered public accounting firm given its experience, global presence with offices or affiliates in or near most locations where NCR does business, and quality audit work in serving the Company. PricewaterhouseCoopers rotates its audit partners assigned to audit NCR at least once every five years and the Audit Committee has placed restrictions on the Company’s ability to hire any employees or former employees of PricewaterhouseCoopers or its affiliates. Based on its “Pre-Approval Policy” as defined on page 60 of this proxy statement and applicable SEC rules and guidance, the Audit Committee considered whether the provision during 2013 of the tax and other non-audit services described above under the caption “Fees Paid to Independent Registered Public Accounting Firm” was compatible with maintaining PricewaterhouseCoopers’ independence and concluded that it was.

PricewaterhouseCoopers representatives will be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Required Vote

The resolution will be considered approved if it receives the affirmative vote of a majority of the votes cast on the proposal. However, the vote is not binding on our Board of Directors and the Audit Committee. Although non-binding, our Board of Directors and the Audit Committee will review and consider the voting results when evaluating selection of the Company's independent registered public accounting firm in the future.

The Board of Directors and the Audit Committee recommend that you vote FOR this proposal. Proxies received by the Board will be voted FOR this proposal unless they specify otherwise. If the stockholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee and the Board of Directors will reconsider the appointment, but may elect to maintain it.

DIRECTORS’ PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, EXECUTIVE
COMPENSATION AS DISCLOSED IN THESE PROXY MATERIALS
(Item 3 on Proxy Card)

Our Board of Directors is submitting this say on pay proposal, pursuant to Section 14A of the Securities Exchange Act of 1934 which allows our stockholders to cast a non-binding vote to approve the compensation of our Named Executive Officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in this proxy statement. Although this advisory vote is not binding on the Company, the Board and the Compensation and Human Resource Committee (the “Committee”) value the opinions of our stockholders. Accordingly, the Committee will consider the outcome of the say on pay vote when it makes future decisions regarding executive compensation.

Our executive compensation programs are designed to pay for performance; attract, retain and motivate executive talent; align the interests of executives with the interests of stockholders; and adopt competitive, best practices in our compensation programs appropriate for the Company. A comparison of our performance in 2011 and 2012 to the compensation realizable by our CEO demonstrates that our pay for performance compensation philosophy achieves its objectives of motivating executives to deliver strong performance and then rewarding them significantly when they achieve these high standards. The Company’s strong performance during 2011 and 2012 ranked it second in two-year total shareholder return and first in three-year total shareholder return among the peer group currently used for executive compensation comparison purposes. During these years of high performance, our CEO received long-term incentive plan awards of 150% and 127.8% of target for 2011 and 2012, respectively, and an annual bonus at 179% of target for 2011. For 2012, despite strong financial results, the Committee and our CEO felt that several stretch internal objectives established for the organization had not been fully attained by the Company. Therefore, the funding for the Company’s 2012 annual incentive plan payout was reduced from 132.8% to 75% of target for the Core Financial Objective and 0% for the Customer Success bonus, which did not meet management's internal stretch objectives. This resulted in our CEO earning a 2012 annual incentive award payout at 73% of target. His realizable compensation is estimated at 186% and 136% of his granted compensation for 2011 and 2012, respectively. Please see the “Executive Summary” in the Compensation Discussion and Analysis in this proxy statement for charts demonstrating this strong correlation between pay and performance.

For the 2013 performance year, the Company's one-year TSR was 33.7%, revenue grew by 6.9%, operating income net of pension expense and certain special items ("NPOI")(1)grew by 21.8% and we exited 2013 with a sales backlog of $1.17 billion. Despite these strong financial results, the committee and our CEO felt that several stretch internal objectives established for the organization had not been fully attained by the Company. Therefore, the funding for the Company’s 2013 annual incentive plan payout was reduced from 103.3% to 45% of target for the Core Financial Objective and 0% for the Customer Success bonus, which did not meet management's stretch internal objectives. This resulted in our CEO earning a 2013 annual incentive award payout at 42% of target.

Our compensation programs in 2013 continued to reflect our executive compensation pay-for-performance philosophy as follows:

•	Of the total target direct compensation offered to our CEO for 2013, 81% was performance-based;

•	An average of 70% of the total target direct compensation offered to our other NEOs was performance-based;

•
Since our time-based restricted stock vests 36 months from grant, which is typically in February, the vesting period for performance-based LTI awards issued as part of the 2013 annual grants was extended from 36 to 44 months and will vest in October in an effort to maximize the impact of retention value by staggering the vesting/payout dates for the various incentive programs throughout the year; and

•	Our 2013 Stock Incentive Plan, as approved by stockholders, was revised to provide more customary and competitive features.

The Company’s pay practices are designed to manage compensation risk and align our executive compensation with long-term stockholder interests. These practices include:

•	Robust executive stock ownership guidelines that are met by all NEOs;

•	A strong compensation recovery, or “claw back” policy;

•	No excise tax gross-ups for new participants in the Company’s Change in Control Severance Plan;

•	No tax gross-ups on any perquisites other than standard relocation benefits; and

•	All U.S. defined benefit pension plans are frozen (qualified and non-qualified).

Please see the Compensation Discussion and Analysis and accompanying compensation tables beginning on pages 16 and 39, respectively, of this proxy statement for additional details about our executive compensation programs and compensation paid to our NEOs.

At the 2013 Annual Meeting, the Company’s stockholders approved the compensation program for the Company’s NEOs with 97.5% of the votes cast. Our Board of Directors and the Committee believe this vote reflects stockholder approval of our pay-for-performance philosophy and the absence of pay practices that stockholders consider problematic.

We believe that our compensation design and practices are effective in implementing our compensation philosophy and ask you to vote in favor of the adoption of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, and narrative disclosure in this proxy statement.

Required Vote

The resolution will be considered approved if it receives the affirmative vote of a majority of the votes cast on the proposal. However, the vote is not binding on our Board of Directors and the Committee. Although non-binding, our Board of Directors and the Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board of Directors recommends that you vote FOR the advisory resolution. Proxies received by the Board of Directors will be voted FOR this proposal unless they specify otherwise.

(1) NPOI is a non-GAAP measure. Operating income, which is the most comparable GAAP measure, decreased 11% over the same period. For reconciliation of GAAP to non-GAAP measures, see Exhibit 99.1 to the Company's Form 8-K filed on February 6, 2014.

DIRECTORS’ PROPOSAL TO AMEND THE CHARTER OF THE COMPANY TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS OF THE COMPANY AND PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS ELECTED AT OR AFTER THE COMPANY’S 2015 ANNUAL MEETING OF STOCKHOLDERS
(Item 4 on Proxy Card)

Our Board of Directors (the “Board”) is submitting for stockholder approval a proposal to amend the charter of the Company to phase out the present three-year staggered terms of our directors and instead provide for the annual election of directors beginning with the election of directors at the Company’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”). The charter currently divides our Board into three classes, as nearly equal in number as possible, with members of each class elected to staggered three-year terms. Approximately one-third of our directors stand for election at each annual meeting of stockholders.
At the Company’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”), stockholders approved a stockholder proposal submitted by the Florida State Board of Administration (the “FSB Stockholder Proposal”) urging the Board “to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis.” The FSB Stockholder Proposal received 102,093,434 of the votes present and entitled to vote at the 2013 Annual Meeting, while 25,188,987 of the votes present and entitled to vote at the 2013 Annual Meeting voted against the FSB Stockholder Proposal. While the FSB Stockholder Proposal was only advisory and the Board recommended against its passage for the reasons set forth in the Company’s 2013 Proxy Statement, the Board has reviewed and reconsidered its recommendation because it believes it is important to be responsive and accountable to stockholders. In this regard, the Board considered the fact that the FSB Stockholder Proposal received a substantial majority of votes in favor and reflects the sentiment of our stockholders in favor of annual director elections. After carefully reconsidering the arguments both for and against a classified board, the Board has determined that an amendment to the charter to eliminate the classification of the Board is advisable and has directed that the amendment be submitted to the stockholders for consideration at the 2014 Annual Meeting of Stockholders.
In order to declassify the Board and provide for annual elections of all directors elected at or after the 2015 Annual Meeting, the stockholders must vote to approve the amendment of Section 7.1(b) of the Company’s charter as set forth on Exhibit A hereto. This amendment will provide that, beginning with the 2015 Annual Meeting, directors will be elected for a one-year term. This amendment is not intended to, and will not, abrogate, shorten or otherwise affect the term of any director elected before the 2015 Annual Meeting, including those directors who are candidates for election at the 2014 Annual Meeting of Stockholders as set forth on Item 1 of your Proxy Card.
Required Vote
The amendment to the Company’s charter will be approved if it receives the affirmative vote of not less than eighty percent of the shares of the outstanding stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will have the effect of a vote against the proposed amendment.
The Board of Directors recommends that you vote FOR this proposal. Proxies received by the Board of Directors will be voted FOR this proposal unless they specify otherwise.

Exhibit A

The charter of the Corporation is hereby amended by deleting Section 7.1(b) in its entirety and inserting the following in lieu thereof:

(b) At the annual meeting of stockholders of the Corporation held in 2015, each of the successors to the directors whose terms expire at the annual meeting of stockholders in 2015 shall be elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies; at the annual meeting of stockholders of the Corporation held in 2016, each of the successors to the directors whose terms expire at the annual meeting of stockholders in 2016 shall be elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies; and beginning with the annual meeting of stockholders in 2017, all directors shall be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the Annual Meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have authority to vote on such matters in their discretion.

ADDITIONAL INFORMATION
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the Annual Meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Inc., to assist in the solicitation of proxies, at an estimated cost of $17,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with SEC and NYSE rules, NCR will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

Under the Company’s Bylaws, nominations for election of directors at an annual meeting may be made only by: (1) the Board of Directors or a committee of the Board: or (2) a stockholder entitled to vote who has delivered notice to the Company no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.

Our Bylaws also provide that other business may not be brought before an annual meeting unless it is: (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8); (2) brought before the meeting by or at the direction of the Board: or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided on page14 of this proxy statement and online at http://www.ncr.com/about-ncr/corporate-governance.

Stockholder Proposals for 2015 Annual Meeting

Stockholders interested in presenting a proposal for consideration at NCR’s annual meeting of stockholders in 2015 must follow the procedures found in SEC Rule 14a-8 and the Company’s Bylaws. To be eligible for possible inclusion in the Company’s 2015 proxy materials, all qualified proposals must be received by NCR’s Corporate Secretary no earlier than October 11, 2014, nor later than November 10, 2014.

The above notice and proxy statement are sent by order of the Board of Directors.

Jennifer M. Daniels
Senior Vice President,
General Counsel and Secretary

Dated:    March 10, 2014

Detach Here
....................................................................................................................................................................................

2014 ANNUAL MEETING OF STOCKHOLDERS
RESERVATION REQUEST FORM

If you plan to attend the 2014 Annual Meeting of Stockholders of NCR Corporation, please complete the following information and return to Jennifer M. Daniels, Senior Vice President, General Counsel and Secretary, NCR Corporation, 250 Greenwich Street, 35th Floor, New York, NY 10007.

Your name and address:

Number of shares of NCR common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:
(name of your bank, broker, or other nominee)

THIS IS NOT A PROXY CARD

Your Internet or telephone authorization authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 22, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 22, 2014. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NCR Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by NCR in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M52657-P33683-Z59619 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NCR CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		All	All	Except
Vote on Directors:		☐	☐	☐
1.	Election of Directors
Class C Nominees:
01) Richard L. Clemmer
02) Kurt P. Kuehn
Vote on Proposals:
The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
2.	Ratify the appointment of independent registered public accounting firm for 2014.	☐	☐	☐	.
3.	Advisory vote to approve executive compensation as disclosed in these proxy materials.	☐	☐	☐
4.
To approve the directors' proposal to amend the charter of the Company to eliminate the classification of the Board of Directors of the Company and provide for annual election of all directors at or after the Company's 2015 Annual Meeting of Stockholders.
		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: If you attend the meeting and decide to vote by ballot, your ballot will supersede this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Annual Meeting of Stockholders
NCR’s Annual Meeting of Stockholders will be held at 9:00 a.m. on April 23, 2014, in the Auditorium at NCR Corporation’s office located at 3097 Satellite Boulevard, Duluth, Georgia 30096. Please see your proxy statement for instructions should you wish to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of 2014 Annual Meeting of Stockholders and Proxy Statement, and 2013 Annual Report
on Form 10-K are available at www.proxyvote.com.

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M52658-P33683-Z59619

NCR CORPORATION
Proxy/Voting Instruction Card
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR NCR’S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 23, 2014

The undersigned stockholder of NCR Corporation, a Maryland corporation (“NCR” or the “Company”), hereby appoints William R. Nuti, Jennifer M. Daniels and Robert P. Fishman, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR’s Annual Meeting of Stockholders to be held in Duluth, Georgia on April 23, 2014, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with regard to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE THE SHARES “FOR” THE NOMINEES FOR DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM,“FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THE PROXY MATERIALS, “FOR” THE DIRECTORS' PROPOSAL TO AMEND THE CHARTER OF THE COMPANY TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS OF THE COMPANY AND PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS ELECTED AT OR AFTER THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF YOU ARE AN NCR SAVINGS PLAN PARTICIPANT OR OTHER PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2014 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE SO VOTED BY THE TRUSTEES OF SUCH PLANS.

(Continued and to be signed on reverse side.)

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 23, 2014.

NCR CORPORATION	Meeting Information
	Meeting Type:	Annual Meeting
	For holders as of:	February 11, 2014
	Date: April 23, 2014	Time: 9:00 a.m.
Location: NCR Corporation
3097 Satellite Boulevard
Duluth, Georgia 30096

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT        2013 ANNUAL REPORT ON FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow  è   (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com
                               2) BY TELEPHONE:     1-800-579-1639
                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow  è    (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 9, 2014 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow  è   (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends that you vote FOR the following: 1. Election of Directors
Class C Nominees:
01)	Richard L. Clemmer
02)	Kurt P. Kuehn

The Board of Directors recommends you vote FOR the following proposals:

2. Ratify the appointment of independent registered public accounting firm for 2014.

3. Advisory vote to approve executive compensation as disclosed in these proxy materials.

4.     To approve the Directors' proposal to amend the charter of the Company to eliminate the classification of the Board of Directors of the Company and provide for annual elections of all directors at or after the Company's 2015 Annual Meeting of Stockholders.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.